QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.(a)(1)

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action you should take, you should immediately consult your stockbroker, bank manager, solicitor, accountant or other independent professional adviser authorised pursuant to the Financial Services and Markets Act 2000.

If you have sold or otherwise transferred your Existing Shares or Existing ADRs in Vodafone, please forward this document and the accompanying EGM Proxy Form and Election Form (in respect of Existing Shares) or ADR Proxy Card and Share Consolidation Letter of Transmittal (in respect of Existing ADRs), at once to the purchaser or transferee of those securities or to the stockbroker, bank or other agent through whom the sale or transfer was effected for onward transmission to the purchaser or transferee. However, such documents should not be forwarded or transmitted in or into any jurisdiction in which such an act would constitute a violation of the relevant laws of such jurisdiction.

Applications will be made to the Financial Services Authority and the London Stock Exchange for the New Shares resulting from the proposed Capital Reorganisation to be admitted to the Official List and to trading on the London Stock Exchange's main market for listed securities in place of the Existing Shares. It is expected that dealings in the Existing Shares will continue until close of business on 28 July 2006 and that listing of the New Shares will become effective and dealings in them will commence on the London Stock Exchange at 8.00 a.m. on 31 July 2006. It is expected that dealings in the Existing ADRs will continue until 4.00 p.m. (New York City time) on 28 July 2006 and that the listing of the New ADRs on The New York Stock Exchange under symbol "VOD" will become effective and dealings in them will commence at 9.30 a.m. (New York City time) on 31 July 2006. The B Shares will not be listed or tradable on the London Stock Exchange or on The New York Stock Exchange.

The New Shares and the New ADRs have not been marketed and are not available to the public, in whole or in part, in connection with the application for the listing of the New Shares on the London Stock Exchange and the New ADRs on The New York Stock Exchange.

Circular to Shareholders

Vodafone Group Plc
(incorporated in England and Wales with company number 1833679)

Proposed Return of Capital to Shareholders of 15 pence per Existing Share
(including shares underlying Existing ADRs), by way of one B Share for each
Existing Share and a 7 for 8 Share Consolidation

Notice of Extraordinary General Meeting

This document should be read as a whole. Your attention is drawn to the letter from the Chairman of Vodafone set out in Part I of this document which contains the Directors' recommendation to you to vote in favour of the Special Resolution to be proposed at the Extraordinary General Meeting referred to below.

You should note that the Return of Capital is conditional upon the approval by the Shareholders of the Special Resolution to be proposed at the Extraordinary General Meeting and upon Admission.

A notice of the Extraordinary General Meeting, to be held at the Queen Elizabeth II Conference Centre, Broad Sanctuary, London SW1 at 10.45 a.m. on 25 July 2006, is set out at the end of this document. An EGM Proxy Form or an ADR Proxy Card for use in connection with the Extraordinary General Meeting is enclosed with this document. In order for holders of Existing Shares to vote on the Special Resolution, the proxy appointment and instructions must be registered by: (i) visiting www.vodafone.com/egm and selecting the Vote Online link as detailed in note 6 on the enclosed EGM Proxy Form; or (ii) telephoning the dedicated Vodafone Proxy Voting Line as detailed in note 7 on the enclosed EGM Proxy Form; or (iii) completing, dating and signing the enclosed EGM Proxy Form and returning it in the enclosed addressed envelope; or (iv) by submitting a CREST message, if you are a CREST member as detailed in note 8 on the enclosed EGM Proxy Form. All proxy appointments and instructions, by whichever method used, must be received by Vodafone's Registrar, Computershare, by no later than 10.45 a.m. on 23 July 2006. In the event they do not attend in person, in order for holders of certificated Existing ADRs to vote upon the Special Resolution, the enclosed ADR Proxy Card must be returned to the Depositary so as to be received no later than 3.00 p.m. (New York City time) on 18 July 2006. All other holders of Existing ADRs should provide instructions to their Agent Institution in the form and by the time indicated by such intermediary to ensure that such vote is received in a proper and timely manner.

An Election Form for use by Shareholders (other than US Shareholders) in connection with the B Share Alternatives is enclosed with this document. To be valid, Election Forms must be returned so as to be received by Computershare, PO Box 1075, The Pavilions, Bridgwater Road, Bristol BS99 3FA, United Kingdom or, if you are a resident of Ireland, to Computershare Investor Services (Ireland) Ltd, PO Box 9717, Freepost F3804, Dublin 2, Ireland, as soon as possible and in any event no later than 3.00 p.m. on 3 August 2006. Shareholders electing through CREST should not complete an Election Form but instead refer to paragraph 5 of Part X of this document.

If you hold Existing Shares and have any queries in relation to the Election Form or EGM Proxy Form, you may call the Shareholder helpline on 0870 702 0198 (or +44 870 702 0198 from outside the United Kingdom) between 8.30 a.m. and 5.30 p.m. on any Business Day. If you hold Existing ADRs and have any queries in relation to the Share Consolidation Letter of Transmittal or ADR Proxy Card, you may call the ADR helpline on 800 233 5601 (or +1 212 815 3700 from outside the United States) between 8.00 a.m. and 8.00 p.m. (New York City time) on any business day in New York City. The helplines will not provide advice on the merits of the Return of Capital or the B Share Alternatives or give any financial or taxation advice.

US Shareholders and holders of Existing ADRs will not be eligible to make any Election in relation to the B Share Alternatives and will only be entitled to receive the Initial B Share Dividend. The Initial Redemption and Future Redemption alternatives are not available to US Shareholders or holders of Existing ADRs.

Important Information

Vodafone has determined that US Shareholders and holders of Existing ADRs will automatically receive the Initial B Share Dividend and will not have the ability to elect between the B Share Alternatives. Shareholders and holders of Existing ADRs are not in the same position as Vodafone's other Shareholders in relation to the B Share Scheme because (i) under each of the B Share Alternatives, Shareholders who are subject to tax in the United States would currently be taxable on the amount received as dividend income (therefore negating the main purpose of the B Share Alternatives) and (ii) to make the B Share Alternatives available to US Shareholders and holders of Existing ADRs would involve significant additional expense and could result in delay to implementation of the B Share scheme.

Neither the B Shares nor the New Shares have been or will be registered under the Securities Act or the state securities laws of the United States and none of them may be offered or sold in the United States unless pursuant to a transaction that has been registered under the Securities Act and the relevant state securities laws or that is not subject to the registration requirements of the Securities Act or such laws, either due to the availability of an exemption therefrom or otherwise.

None of the B Shares, the New Shares, the New ADRs or this document has been approved, disapproved or otherwise recommended by any US federal or state securities commission, including the SEC, nor have such authorities confirmed the accuracy or determined the adequacy of this document. Any representation to the contrary is a criminal offence in the United States.

In the United States, Vodafone has filed a Tender Offer Statement on Schedule TO containing the Circular and the Election Form for US Shareholders and holders of Existing ADRs and other related documentation with the SEC. Free copies of the Schedule TO and the other related documents filed by Vodafone in connection with the B Share Alternatives will be available from the date of this document on the SEC's website at http://www.sec.gov.

UBS Limited and Goldman Sachs International are acting for Vodafone and no-one else in relation to (or connection with) the Return of Capital and will not be responsible to anyone other than Vodafone for providing the protections afforded to clients of UBS Limited or Goldman Sachs International or for providing advice in relation to the Return of Capital or on any matter referred to in this document. The redemptions are being made directly by Vodafone and neither UBS Limited nor Goldman Sachs International will make any redemptions.

All defined terms used in this document are, unless otherwise stated, defined in Part XI of this document.

Part I—Letter from the Chairman of Vodafone Group Plc

Registered Office: Vodafone House The Connection Newbury Berkshire RG14 2FN United Kingdom
(incorporated and registered in England with registered no.1833679)

13 June 2006

To Shareholders, including holders of ADRs,

Dear Shareholder

Proposed Return of Capital to Shareholders of 15 pence per Existing Share (including each share underlying Existing ADRs) amounting to approximately £9 billion

1.
Introduction and reasons for the Return of Capital

  I am writing to you to provide further details of the proposed Return of Capital, for which your approval is being sought at an Extraordinary General Meeting to be held on 25 July 2006. Notice of the Extraordinary General Meeting is set out in Part XII of this document.

  On 17 March 2006 Vodafone stated that it would make a special distribution to Shareholders of approximately £6 billion in the 2007 financial year, being part of the £6.9 billion cash received following the completion of the sale of Vodafone Japan. Through targeting a lower credit rating, Vodafone has decided to return a further £3 billion to Shareholders, resulting in a total distribution of approximately £9 billion.

  The Return of Capital is being made using a B Share structure, which will give certain Shareholders a choice as to when and in what form they receive their proceeds from the Return of Capital. This method of return provides flexibility in terms of tax treatment by giving certain Shareholders a capital return, whilst conferring the ability on certain Shareholders to choose whether to receive the return as income if preferred, and gives those who choose capital some choice as to when the return is made.

  The purpose of this document is to provide you with information relating to the Return of Capital, to set out the reasons for it and to explain why the Directors consider it to be in the best interests of Shareholders and Vodafone.

  The Directors consider that the Special Resolution to be proposed at the Extraordinary General Meeting is in the best interests of Shareholders and Vodafone and they unanimously recommend that you vote FOR the Special Resolution, as they intend to do in respect of their own beneficial holdings.

  Shareholders should read the whole of this document and not just rely on the summarised information set out in this letter.

2.
The Return of Capital

  Under the terms of the Return of Capital, Shareholders will receive:

For every 8 Existing Shares held on 28 July 2006	7 New Shares and 8 B Shares
and
For every 8 Existing ADRs held on 28 July 2006	7 New ADRs and 80 B Shares

  The New Shares will have a nominal value of 11 3/7 cents each. The B Shares will have a nominal value of 15 pence each. The B Shares will not be listed or tradable on either the London Stock Exchange or The New York Stock Exchange, and it is not expected that a liquid market for the B Shares will develop either in the United Kingdom or the United States.

  Based on the closing middle market price of 126.75 pence per Existing Share on 2 June 2006 (the latest practicable date prior to printing of this document), the proposed Return of Capital to Shareholders represents 11.8 per cent. of Vodafone's market capitalisation at that date.

  Shareholders should note that they will only be entitled, in respect of their holding of B Shares, to receive notice of (or attend, speak or vote at) any general meeting if the business includes a resolution for the winding up of Vodafone. Further details of the voting rights attached to the B Shares are set out in paragraph 5 of Part V of this document.

3.
The B Share Alternatives

  Under the Return of Capital, holders of Existing Shares (other than US Shareholders) will have the alternatives set out below in relation to their B Shares. Broadly speaking, the three alternatives are intended to provide flexibility by providing the choice of receiving the Return of Capital as capital or, if so chosen, deferred capital or income for taxation purposes.

  US Shareholders and holders of Existing ADRs will only be permitted to participate in the Initial B Share Dividend and may not elect to participate in either the Initial Redemption or Future Redemption alternatives.

  Vodafone's US Shareholders and holders of Existing ADRs are not in the same position as its other Shareholders in relation to the B Share Scheme because (i) under each of the B Share Alternatives, Shareholders who are subject to tax in the United States would currently be taxable on the amount received as dividend income (therefore negating the main purpose of the B Share Alternatives) and (ii) to make the B Share Alternatives available to US Shareholders and holders of Existing ADRs would involve significant additional expense and could result in delay to implementation of the B Share scheme.

  For further information in relation to the United Kingdom, Irish and US tax implications of that position as it may apply to you, please read Parts VII to IX of this document.

  Alternative 1: Initial Redemption

  If you are a holder of Existing Shares (other than a US Shareholder) and make no Election in respect of some or all of your B Shares, you will have those B Shares redeemed by Vodafone on the First Redemption Date at 15 pence per B Share, free of all dealing expenses and commissions. It is expected that a cheque for the proceeds will be despatched to you or that your CREST account will be credited with the proceeds on 11 August 2006 and that the proceeds will be treated as capital for United Kingdom and Irish tax purposes.

  If you are a holder of Existing Shares (other than a US Shareholder) and decide to redeem part only of your B Shares you will have the right to have your remaining B Shares redeemed in the future on Future Redemption Dates, as described in Alternative 3 below.

  If you are a holder of Existing Shares with a registered address in a country which has adopted the Euro as its national currency, you will receive your payment under the Initial Redemption in Euro from Computershare and any amounts so paid will be converted from pounds sterling into Euro at the closing mid-exchange rate obtainable on the spot market in London (net of fees and expenses) on 21 July 2006 as appears at 4.00 p.m. on Reuters page WMRSPOT19.

  Alternative 2: Initial B Share Dividend

  If you choose, or in the case of US Shareholders and holders of Existing ADRs default into, this alternative you will receive a single dividend of 15 pence for each B Share that you hold, following which all of your B Shares will automatically be converted into Deferred Shares. If you are a holder of Existing ADRs, you will receive your payment of the Initial B Share Dividend in US dollars from the Depositary (less US withholding taxes, if any) and any amounts so paid will be converted from pounds sterling into US dollars at the exchange rate obtainable on the spot market in London (net of fees and expenses) on the date the cash in respect of the Initial B Share Dividend is received by the Depositary from Vodafone. US Shareholders will receive all payments in pounds sterling.

  If you are a holder of Existing Shares with a registered address in a country which has adopted the Euro as its national currency, you will receive your payment of the Initial B Share Dividend in Euro and any amounts so paid will be converted from pounds sterling into Euro at the closing mid-exchange rate obtainable on the spot market in London (net of fees and expenses) on 21 July 2006 as appears at 4.00 p.m. on Reuters page WMRSPOT19. All other Shareholders (including US Shareholders) will receive all payments in pounds sterling.

  No partial election for the Initial B Share Dividend is available, and all US Shareholders and holders of Existing ADRs will receive this alternative in respect of all of their B Share entitlements.

  If you are a holder of Existing Shares, it is expected that a cheque for your Initial B Share Dividend will be despatched to you or that your CREST account will be credited with your Initial B Share Dividend on 11 August 2006 and that it will be treated as income for United Kingdom tax purposes, as a dividend for US tax purposes and should be treated as income for Irish tax purposes.

  If you are a holder of Existing ADRs in certificated form and have already exchanged your ADRs or hold your Existing ADRs through the Direct Registration System or the Global BuyDIRECT Plan, the Depositary will despatch a cheque to you for the US dollar equivalent (less US withholding taxes, if any) of the Initial B Share Dividend on or shortly after 16 August 2006. If you are a holder of Existing ADRs in book-entry form, you should receive a US dollar payment (less US withholding taxes, if any) in respect of the Initial B Share Dividend indirectly from the Depositary through your Agent Institution on or shortly after 16 August 2006.

  The Deferred Shares will not be listed, have extremely limited economic rights, carry no voting rights, have no value and are capable of being acquired by Vodafone for an aggregate price not exceeding one penny. Share certificates will not be issued for the Deferred Shares and it is expected that they will be redeemed or acquired for an aggregate price not exceeding one penny and cancelled shortly after the Initial B Share Dividend has been paid.

  Alternative 3: Future Redemption

  If you are a holder of Existing Shares (other than a US Shareholder) and choose this alternative in respect of some or all of your B Shares, you will retain such B Shares which will give you the right to have them redeemed on Future Redemption Dates at 15 pence per B Share, free of all dealing expenses and commissions as set out below:

  •
  Such Shareholders who hold B Share certificates may redeem such B Shares by submitting a Future Redemption Form by 5.00 p.m. on 21 January or 21 July (or such later date as the Directors may determine) in the calendar years 2007 and/or 2008, and will have such B Shares redeemed on 5 February or 5 August respectively (or if not a Business Day the next Business Day (without any interest or payment in respect of the delay)) in such calendar year.

  •
  Such Shareholders who hold their B Shares in uncertificated form may redeem such B Shares through the CREST system on 21 January or 21 July (or such later date as the Directors may determine) in the calendar years 2007 and/or 2008, and will have such B Shares redeemed on 5 February or 5 August respectively (or if not a Business Day the next Business Day (without any interest or payment in respect of the delay)) in such calendar year.

  This alternative may be of value to you from a United Kingdom or Irish tax planning perspective. It is expected that on redemption, the proceeds will be treated as capital for United Kingdom and Irish tax purposes. Further information on United Kingdom and Irish taxation is set out in Parts VII and VIII respectively of this document.

  Shareholders (other than US Shareholders) who choose this option will receive a continuing non-cumulative dividend on their B Shares of 75 per cent. of Sterling LIBOR on the first Business Day of the B Share Dividend Calculation Period payable on the principal amount of 15 pence per B Share, payable semi-annually in arrears until they redeem their B Shares. Further details of the B Share Continuing Dividend are set out in paragraph 1 of Part V of this document.

  If you are a holder of Existing Shares with a registered address in a country which has adopted the Euro as its national currency, you will receive your payment under any Future Redemption in Euro and any amounts so paid will be converted from pounds sterling into Euro at the closing mid-exchange rate obtainable on the spot market in London (net of fees and expenses) on the date falling 10 Business Days prior to the relevant Future Redemption Date as appears at 4.00 p.m. on Reuters page WMRSPOT19.

  Shareholders should note that Vodafone currently intends to exercise its right to redeem all B Shares then in issue on 5 August 2008 at their nominal value of 15 pence per B Share.

  Further information on each of the B Share Alternatives is set out in Part IV of this document and a summary of the rights and restrictions attaching to the B Shares is set out in Part V of this document.

  Elections

  If you are a holder of Existing Shares (other than a US Shareholder) and you wish to have all of your B Shares redeemed on the First Redemption Date or you are a US Shareholder or a holder of Existing ADRs receiving the Initial B Share Dividend, you need not make any Election.

  Shareholders who wish to elect through CREST should not complete an Election Form but instead should refer to paragraph 5 of Part X of this document.

  Election Form

  For holders of Existing Shares (other than US Shareholders):

  Shareholders (other than US Shareholders) who wish to choose Alternative 1: Initial Redemption in respect of only some of their B Shares should not make any Election on the Election Form in respect of such B Shares but should instead complete box 2 and sign the Election Form for the

  B Shares in respect of which they wish to elect for Alternative 3: Future Redemption and date the Election Form. Shareholders will be deemed to have elected for Alternative 1: Initial Redemption in respect of the remaining B Shares.

  To choose Alternative 2: Initial B Share Dividend in respect of all your B Shares, you must tick box 1 and sign and date the Election Form.

  To choose Alternative 3: Future Redemption in respect of all of your B Shares, you must tick box 2 and sign and date the Election Form. To choose this alternative in respect of only some of your B Shares, you must complete box 2 with the relevant number of B Shares and sign and date the Election Form. If you choose this alternative in respect of only some of your B Shares and do not make any Election in relation to your remaining B Shares, you will be deemed to have elected for Alternative 1: Initial Redemption in respect of those remaining B Shares.

  Shareholders with nominee accounts (other than those who hold through CREST) who wish to split their elections between the B Share Alternatives, should contact Vodafone's Registrar, Computershare, for the appropriate form by telephoning 0870 702 0198 (or, for those calling from outside the United Kingdom, +44 870 702 0198) between 8.30 a.m. and 5.30 p.m. on any Business Day up to and including 1 August 2006.

  If you do not properly complete, sign and return your Election Form so as to be received as described above, you will be deemed to have elected for Alternative 1: Initial Redemption, which means that you will have all of your B Shares redeemed by Vodafone on the First Redemption Date at 15 pence per B Share.

  If you need assistance in completing or have any queries in relation to the EGM Proxy Form or Election Form you may telephone the Shareholder helpline on 0870 702 0198 (or +44 870 702 0198 from outside the United Kingdom) between 8.30 a.m. and 5.30 p.m. on any Business Day. The Shareholder helpline will not provide advice on the merits of the Return of Capital or the B Share Alternatives or give any taxation and/or financial advice.

  For US Shareholders and holders of Existing ADRs:

  You are only eligible to receive the Initial B Share Dividend and, as a result, do not need to make an Election as you will be defaulted into the Initial B Share Dividend alternative in respect of all B Share entitlements. Any Elections by or on behalf of such holders that indicate a purported Election for the other alternatives will be treated as invalid and disregarded.

4.
Share Capital Consolidation

  As part of the Return of Capital, Existing Shares and Existing ADRs will be consolidated so that Shareholders will receive 7 New Shares for every 8 Existing Shares or 7 New ADRs for every 8 Existing ADRs they own (directly or indirectly) at 9.30 p.m. (London time), or 4.30 p.m. (New York City time), on 28 July 2006. New Shares will be traded on the London Stock Exchange and will be equivalent to the Existing Shares in all material respects, including their dividend, voting and other rights. New ADRs will be traded on The New York Stock Exchange and the rights of holders of ADRs will continue to be defined in the Deposit Agreement, but Vodafone does not expect to vary any of the dividend, voting or other rights set out thereunder as a result of the Return of Capital (other than such changes as are necessary or incidental to reflect a change to the nominal value of the underlying New Shares arising from the Share Capital Consolidation). The intention is that, subject to normal market movements, the share price of one New Share or one New ADR immediately after the date of Admission should be approximately equal to the share price of one Existing Share or one Existing ADR (as the case may be) immediately beforehand. The effect of this consolidation will be to reduce the number of issued ordinary shares to reflect the return of 15 pence per share to Shareholders, but Shareholders will own the same proportion of Vodafone as they did previously, subject to fractional entitlements.

  A fractional entitlement will arise as a result of the Share Capital Consolidation unless a holding of Existing Shares or Existing ADRs is exactly divisible by 8. For example, a Shareholder having 100 Existing Shares or Existing ADRs would, after the Share Capital Consolidation, be entitled to 87 New Shares or New ADRs and a fractional entitlement to 0.5 of a New Share (or a New ADR).

  Fractional entitlements in respect of New Shares with a value of less than £1.00 will not be distributed to Shareholders but will be retained by Vodafone and aggregated and donated to the charity ShareGift (registered charity 1052686) as the administrative cost of returning such small amounts to Shareholders would be a disproportionate burden. Fractional entitlements with a value of £1.00 or more will be aggregated, sold in the market and the proceeds will be returned to Shareholders by cheque to be despatched on 11 August 2006.

  At or around the same time as the Share Capital Consolidation, the Depositary will also consolidate the Existing ADRs on the same 7 for 8 basis as the Existing Shares. As a result, if a holding of Existing ADRs does not divide exactly by 8, a fractional entitlement to New ADRs will arise. In the instance where a fractional entitlement is created, the Depositary will aggregate each of those fractional entitlements and sell them in the market to raise cash proceeds. If you hold Existing ADRs in certificated form, the Depositary will despatch a cheque for your proportionate share of the sale proceeds during the week commencing 21 August 2006, provided that you have returned your Existing ADRs to the Depositary with the Share Consolidation Letter of Transmittal by 18 August 2006. If you hold your Existing ADRs in the Direct Registration System, the Depositary will despatch a cheque for your proportionate share of the sale proceeds during the week commencing 21 August 2006. If you hold your Existing ADRs in the Global BuyDIRECT Plan, you will not receive a cheque for any sale proceeds, but will receive a credit of fractional New ADRs to your account during the week commencing 31 July 2006. If you hold your Existing ADRs in book-entry form, you will receive a book-entry credit through your Agent Institution for your proportion of the sale proceeds during the week commencing 21 August 2006.

5.
United Kingdom, United States and Irish taxation in relation to the Return of Capital

  Guidance on the general tax position of United Kingdom, Irish and US Shareholders in respect of the B Share Alternatives as at the date of this document is set out in Parts VII, VIII and IX of this document. You are strongly advised to read whichever of Parts VII, VIII or IX of this document is relevant to you before making an Election.

  In summary, the UK and Irish tax position in respect of each of the B Share Alternatives, and the US tax position in respect of the Initial B Share Dividend, is as set out below. The issue of the B Shares in itself will generally not lead to a tax charge to Shareholders.

  Alternative 1: Initial Redemption

  The payment of 15 pence for each B Share redeemed by Vodafone on the First Redemption Date will generally be treated as a capital disposal for United Kingdom and Irish tax purposes.

  Alternative 2: Initial B Share Dividend

  The Initial B Share Dividend of 15 pence per B Share will generally be treated as income for United Kingdom tax purposes and should generally be treated as income for Irish tax purposes. Any redemption or sale of Deferred Shares will give rise to a disposal and, depending on the circumstances, may give rise to a capital loss. The Initial B Share Dividend will generally be treated as a dividend for US federal income tax purposes.

  Alternative 3: Future Redemption

  The payment of the B Share Continuing Dividend will generally be treated as income for tax purposes. Payment of 15 pence for each B Share redeemed on a Future Redemption Date will generally be treated as a capital disposal for United Kingdom and Irish tax purposes.

  All Shareholders, including those who are subject to tax in a jurisdiction other than the United Kingdom, Ireland or the United States, are encouraged to consult their professional advisers.

6.
Overseas Shareholders

  The attention of those Shareholders who are not resident in the United Kingdom, Ireland or the United States or who are citizens, residents or nationals of other countries is drawn to the information set out in paragraph 1 of Part X of this document.

7.
Amendments to the Articles of Association

  A number of consequential amendments to the Articles of Association are required in order to implement the Return of Capital and Share Capital Consolidation. These amendments are explained in Parts V and VI of this document.

8.
Extraordinary General Meeting

  An Extraordinary General Meeting will be held at the Queen Elizabeth II Conference Centre, Broad Sanctuary, London SW1 at 10.45 a.m. on 25 July 2006 for the purpose of approving the Return of Capital. Notice of this meeting is set out at the end of this document.

  Holders of Existing Shares will find enclosed with this document a Proxy Form for use in connection with the Extraordinary General Meeting. Whether or not Shareholders intend to be present at the Extraordinary General Meeting, they are requested to register their proxy appointment and instructions (by whichever method chosen) by no later than 10.45 a.m. on 23 July 2006.

  Holders of Existing ADRs in certificated form or held in the Direct Registration System or the Global BuyDIRECT Plan will separately receive an ADR Proxy Card from the Depositary which will enable them to vote in respect of the matters to be considered at the Extraordinary General Meeting in the event they do not attend in person. Holders of Existing ADRs who hold through an Agent Institution in book-entry form should receive a request for instructions from them or should contact them directly to deliver voting or proxy instructions in respect of their Existing ADRs. In either circumstance, the ADR Proxy Card must be received by no later than 3.00 p.m. (New York City time) on 18 July 2006.

  Appointment of a proxy will not prevent Shareholders or holders of Existing ADRs from attending the Extraordinary General Meeting and voting in person should they wish to do so (subject to the provisions of Vodafone's Articles of Association).

9.
New Share/ADR Certificates

  Holders of Existing Shares:

  New Share certificates will only be issued following the Share Capital Consolidation. It is therefore important that, if you hold certificates in respect of your Existing Shares, you retain them for the time being, until New Share certificates are despatched, which is expected to be on 11 August 2006. Share certificates are despatched to Shareholders at their own risk. When you receive your share certificate for your holding of New Shares, you should destroy the certificate for your Existing Shares.

  For Shareholders wishing to hold any New Shares in uncertificated form through the CREST system, the relevant CREST securities accounts are expected to be credited on 31 July 2006.

  Shareholders holding New Shares in uncertificated form through the CREST system will not receive any share certificates.

  Holders of Existing ADRs:

  If you hold your Existing ADRs in certificated form, you must return a completed Share Consolidation Letter of Transmittal to the Depositary accompanied by any Existing ADR certificates held by you in order to be credited with New ADRs. Once a completed Share Consolidation Letter of Transmittal has been returned with your Existing ADR certificates, you will automatically become a Direct Registration System participant. You will not receive New ADRs in certificated form, but will be sent an account statement reflecting your allocation of New ADRs and further information about the Direct Registration System by the Depositary.

  However, failure to return a completed Share Consolidation Letter of Transmittal and your Existing ADR certificates will prevent the Depositary from giving you a Direct Registration Transaction Advice indicating your ownership of New ADRs, the Initial B Share Dividend and the cash proceeds in respect of the sale of your fractional entitlements and, in time, your certificates and any entitlements in respect thereof will escheat according to the applicable abandoned property laws in your respective state.

  If you hold your Existing ADRs in the Direct Registration System or Global BuyDIRECT Plan or in book-entry form through an Agent Institution, no further action needs to be taken by you. Your Existing ADRs will automatically be exchanged for New ADRs and an appropriate notice will be provided to you and/or notation made on your account statement.

  B Shares and Deferred Shares:

  No share certificates will be issued by Vodafone in respect of any B Shares redeemed on the First Redemption Date nor in respect of any B Shares on which an Initial B Share Dividend is paid, nor in respect of any Deferred Shares (nor will any depositary receipts be issued by the Depositary in respect of any such B Shares or Deferred Shares).

10.
Vodafone Employee Share Plans

  Participants in the Vodafone Share Incentive Plan 2000, the Vodafone Pacific Limited Share Purchase Plan and the Vodafone AirTouch 1999 Employee Stock Purchase Plan are the beneficial owners of Existing Shares under such share plans and as such they will receive B Shares in the same way as Shareholders. B Shares will be held in the Vodafone Share Incentive Plan 2000 by the plan trustee on the same basis as Existing Shares. Vodafone will be writing separately to participants in these plans with details of the impact of the Return of Capital and the Share Capital Consolidation.

  Participants in the other Vodafone Employee Share Plans are not the beneficial owners of Existing Shares under such share plans and so will not receive B Shares. No adjustment will be required to the number of shares over which participants in these share plans have options or awards, nor to the amount payable on exercise of such options or awards. Options or awards over Existing Shares will take effect as options or awards over the same number of New Shares, which are expected to have approximately the same value per share following the Share Capital Consolidation. Vodafone will make information available on its intranet sites to participants in these plans with details of the Return of Capital and the Share Capital Consolidation.

11.
Further information

  Your attention is drawn to the further information set out in Parts III (Expected Timetables of Principal Events) to X (Additional Information) of this document.

12.
Recommendation

  The Directors have received financial advice from UBS Limited and Goldman Sachs International in relation to the Return of Capital. In providing their advice, UBS Limited and Goldman Sachs International have relied on the Directors' commercial assessment of the Return of Capital. The Directors are of the opinion that the Return of Capital, the Share Capital Consolidation and the Special Resolution to be proposed at the EGM are in the best interests of the Shareholders as a whole and Vodafone.

  The Directors unanimously recommend that you vote in favour of the Special Resolution, as they intend to do in respect of their own beneficial holdings amounting in aggregate to 97,019,477 Existing Shares representing approximately 0.002 per cent. of the current issued share capital of Vodafone as at 2 June 2006. A summary explanation of the Special Resolution is set out in paragraph 7 of Part IV of this document.

Yours sincerely

/s/  LORD MACLAURIN OF KNEBWORTH, DL

Lord MacLaurin of Knebworth, DL
Chairman

Part II—Questions and Answers

This part of the document sets out some commonly asked questions and provides brief responses. It is aimed particularly at Vodafone's individual Shareholders. Please read both it and the rest of this document carefully. If you still have any questions, you may call the Shareholder helpline on 0870 702 0198 (or +44 870 702 0198 from outside the United Kingdom) between 8.30 a.m. and 5.30 p.m. on any Business Day. If you are a holder of Existing ADRs you may call the ADR helpline on 800 233 5601 (or +1 212 815 3700 from outside the United States) between 8.00 a.m. and 8.00 p.m. (New York City time) on any business day in New York City. These helplines will not provide advice on the merits of the Return of Capital or the B Share Alternatives or give any financial or taxation advice. For financial advice, including taxation advice, you will need to consult your own financial and/or taxation adviser.

You should be aware that the Return of Capital is conditional upon approval by Shareholders of the Special Resolution to be proposed at the EGM and upon Admission.

1.
What is being proposed?

  We intend to return to Shareholders 15 pence for each Vodafone share that they hold at 9.30 p.m. on 28 July 2006. This Return of Capital will be made in the form of a B Share. We also intend to consolidate all of the Existing Shares and Existing ADRs of Vodafone. This means that for every 8 Existing Shares that you own at 9.30 p.m. on 28 July 2006 you will receive 7 New Shares in place of your Existing Shares and 8 B Shares of 15 pence each, and for every 8 Existing ADRs that you own at 4.30p.m. (New York City time) on 28 July 2006 you will receive 7 New ADRs in place of your Existing ADRs and 80 B Shares of 15 pence each. Existing Shares will be replaced with effect from 31 July 2006.

2.
What is the impact on the value of my shares and ADRs?

  While the aggregate value of your Existing Shares and Existing ADRs will be reduced because you will be holding fewer in number (i.e. 7 New Shares for every 8 Existing Shares held), you will receive 15 pence for each Existing Share that you hold on 28 July 2006 (including shares underlying Existing ADRs) without the need to sell any shares or incur dealing charges or commissions. In addition, you will continue to own the same proportion of Vodafone (subject to fractional entitlements) as you did before.

  The intention of the Share Capital Consolidation is to try to make sure that the market price of each New Share and New ADR immediately after the Share Capital Consolidation will be approximately the same as the market price of each Existing Share and Existing ADR immediately before the Share Capital Consolidation.

  Under the Share Capital Consolidation your Existing Shares and Existing ADRs will be exchanged for 11.8 per cent fewer New Shares and New ADRs, where 11.8 per cent represents approximately the percentage that 15 pence bears to the Existing Share price of 126.75 pence as at the close of business on 2 June 2006 (the latest practicable date prior to the printing of this document).

  Therefore, the value of your New Shares and New ADRs plus 15 pence per Existing Share (including each Share underlying Existing ADRs) should, subject to normal market movements, approximately equal the value of your Existing Shares (including the shares underlying Existing ADRs).

  In order to calculate the number of New Shares or New ADRs and the number of B Shares you will be entitled to receive under this arrangement, divide the number of Existing Shares or Existing ADRs you own by 8 and multiply the result by 7. This will tell you how many New Shares or New ADRs you will receive in place of your Existing Shares or Existing ADRs. You will also receive one B Share worth 15 pence for every Existing Share you own and 10 B Shares for every Existing ADR you own. To the extent you are entitled to a fraction of a New Share or New ADR, this fractional entitlement will be sold in the market and the cash despatched to you, except in the case of New Shares only, fractional entitlements worth less than £1.00 will be retained by Vodafone, aggregated and donated to ShareGift (registered charity 1052686).

  Please see Question 8 below for a further explanation of how any fractions of New Shares and New ADRs will be dealt with.

3.
What choices do I have?

  The choices available to you will depend on the jurisdiction in which you are located and the form in which you hold your Vodafone shares. Holders of Existing Shares (other than US Shareholders and holders of Existing ADRs) can elect to receive a dividend (income) or to have their B Shares redeemed (capital). For redeemed shares you can also decide when you want to receive your cash, by holding on to some or all of your B Shares and electing to have them redeemed in the future. In reaching your decision you should consider your personal tax position (see Question 7 below).

  US Shareholders and holders of Existing ADRs will not be eligible to make any Election in relation to the B Share Alternatives and will only be entitled to receive the Initial B Share Dividend. Any purported Election for the Initial or Future Redemption alternatives will be treated as invalid and disregarded. US Shareholders and holders of Existing ADRs are not in the same position as Vodafone's other Shareholders in relation to the B Share Scheme because (i) under each of the B Share Alternatives, Shareholders who are subject to tax in the United States would currently be taxable on the amount received as dividend income (therefore negating the main purpose of the B Share Alternatives) and (ii) to make the B Share Alternatives available to US Shareholders and holders of Existing ADRs would involve significant additional expense and could result in delay to implementation of the B Share scheme.

  Holders of Existing Shares (other than US Shareholders and holders of Existing ADRs) have three alternative choices for their B Shares:

  Alternative 1: Initial Redemption

  Have some or all of your B Shares redeemed by Vodafone at 15 pence per B Share, free of expenses. If you do this, it is expected that we will despatch to you a cheque for, or credit your CREST account with, the proceeds on 11 August 2006; or

  Alternative 2: Initial B Share Dividend

  Receive a single dividend of 15 pence per B Share for all of your B Shares. This is the alternative that is applicable to all US Shareholders and holders of Existing ADRs. If you choose to do this and you are a holder of Existing Shares, it is expected that we will despatch to you a cheque for, or credit your CREST account with, your dividend on 11 August 2006. If you are a holder of Existing ADRs in certificated form and have already exchanged your ADRs or hold your Existing ADRs through the Direct Registration System or the Global BuyDIRECT Plan, the Depositary will despatch a cheque to you on or shortly after 16 August 2006. If you hold your Existing ADRs in book-entry form your account will be credited in respect of the Initial B Share Dividend on or shortly after 16 August 2006; or

  Alternative 3: Future Redemption

  Retain some or all of your B Shares, provided you are not a US Shareholder or holder of Existing ADRs. This will give you the opportunity to have some or all of your B Shares redeemed on one or (in the case of redemption of some only) more of 5 February or 5 August (or, if not a Business Day, the next following Business Day) in each of 2007 and 2008 by submitting a Future Redemption Form by no later than 21 January or 21 July in each calendar year. If you retain some

  B Shares you will also receive the B Share Continuing Dividend of 75 per cent. of Sterling LIBOR payable, in arrears, on the aggregate nominal value of your B Shares, with the first dividend being paid on 5 February 2007.

  Your B Shares will not be listed on the London Stock Exchange, The New York Stock Exchange or any other securities exchange and will therefore not be tradable in the same way as your Existing Shares or Existing ADRs or your New Shares or New ADRs, and no liquid trading market is expected to develop for the B Shares.

  The examples below illustrate these alternatives:

Alternative 1: Initial Redemption

Number of Existing Shares owned on 28 July 2006	Number of New Shares you will receive	Redemption Proceeds
100	87	£15
300	262	£45
500	437	£75
1,000	875	£150

Alternative 2: Initial B Share Dividend

Number of Existing Shares owned on 28 July 2006	Number of New Shares you will receive	Initial B Share Dividend
100	87	£15
300	262	£45
500	437	£75
1,000	875	£150

Alternative 3: Future Redemption Right

Number of Existing Shares owned on 28 July 2006	Number of New Shares you will receive	Illustrative first six-monthly B Share Continuing Dividend(1)	Redemption proceeds you will receive in the future
100	87	£0.27	£15
300	262	£0.81	£45
500	437	£1.35	£75
1,000	875	£2.71	£150

Note:

(1)
The illustrative dividend above is based on an assumed Sterling LIBOR of approximately 4.8 per cent., as at 2 June 2006 (being the latest practicable date prior to the printing of this document), payable on a principal amount of 15 pence per B Share, and is rounded down to the nearest whole penny. The first B Share Continuing Dividend will be payable on 5 February 2007. You should note, however, that Sterling LIBOR is a fluctuating interest rate which may change for reasons beyond Vodafone's control. Accordingly, the B Share Continuing Dividend you actually receive twice each year may be more or less than is shown above.

4.
How do I make my choice?

  If eligible, you make your choice either by submitting a USE instruction through CREST or by completing and signing the Election Form sent to you with this document and sending it back to Vodafone's Registar, Computershare, at PO Box 1075, The Pavilions, Bridgwater Road, Bristol

  BS99 3FA, United Kingdom or, if you are a resident of Ireland, to Computershare Investor Services (Ireland) Ltd, PO Box 9717, Freepost F3804, Dublin 2, Ireland, in each case so as to be received by no later than 3.00 p.m. on 3 August 2006.

  Further details of how to fill in the Election Form are set out at paragraph 3 of Part I of this document and information for Shareholders electing through CREST is set out at paragraph 5 of Part X of this document.

  If you are a US Shareholder or a holder of Existing ADRs, please see question 5 below.

5.
What if I hold Existing Shares in the United States or Existing ADRs?

  To the extent you hold Existing Shares and either you have an address in the United States on Vodafone's register of members or you are physically located in the United States, or you hold Existing ADRs, you will only be eligible to receive the Initial B Share Dividend. Accordingly, you do not need to make any Election in relation to the B Share Alternatives as you will be defaulted into the Initial B Share Dividend alternative in respect of all your B Share entitlements. If you do make an Election, that Election will be treated as invalid and disregarded and you will automatically receive the Initial B Share Dividend.

  However, holders of certificated Existing ADRs must return a completed Share Consolidation Letter of Transmittal accompanied by their Existing ADR certificates to the Depositary to receive payment of the Initial B Share Dividend and to receive their New ADRs, which will be part of the Direct Registration System.

  Please note that failure to return a completed Share Consolidation Letter of Transmittal and your Existing ADR certificates will prevent the Depositary from giving you a Direct Registration Transaction Advice indicating your ownership of New ADRs, the Initial B Share Dividend and the cash proceeds in respect of the sale of your fractional entitlements and, in time, your certificates and any entitlements in respect thereof will escheat according to the applicable abandoned property laws in your respective state.

6.
In what currency will I receive my dividend or redemption payments?

  If you are a holder of Existing Shares with a registered address in a country which has adopted the Euro as its national currency, you will receive all payments in Euro.

  If you are a holder of Existing ADRs, you will receive your payment under the Initial B Share Dividend in US dollars from the Depositary (less US withholding taxes, if any). Any amounts so paid will be converted from pounds sterling into US dollars at the exchange rate obtainable on the spot market in London (net of fees and expenses) on the date the cash in respect of the Initial B Share Dividend is received by the Depositary from Vodafone.

  All other holders of Existing Shares will receive payments in pounds sterling.

7.
What is my tax position?

  If you are a UK resident Shareholder then, depending on your circumstances, if you elect for:

  Alternative 1: Initial Redemption

  The proceeds of redemption will generally be treated as a capital disposal for UK tax purposes; or

  Alternative 2: Initial B Share Dividend

  The dividend will generally be treated as income for UK tax purposes; or

  Alternative 3: Future Redemption

  The B Share Continuing Dividend will be generally be treated as income for UK tax purposes and the proceeds of redemption of your B Shares in the future will generally be treated as a capital disposal for UK tax purposes.

  There is a general guide to UK, Irish and US taxation in Parts VII to IX of this document and you should read it carefully. If you are in any doubt about your tax position, or if you are subject to tax in a jurisdiction other than the United Kingdom, Ireland or the United States, you should consult your professional adviser.

8.
What happens to any fractions of my New Shares and New ADRs?

  If your holding of Existing Shares or Existing ADRs does not divide exactly by 8 into a whole number of New Shares or New ADRs, as the case may be, you will be left with a fractional entitlement to a New Share or New ADR. So, for example, a Shareholder having 100 Existing Shares would, after the Share Capital Consolidation, be entitled to 87 New Shares and a fractional entitlement to 0.5 New Shares (100 divided by 8 multiplied by 7 = 87.5). In the context of a holder of 100 Existing ADRs, after the Share Capital Consolidation, the holder would be entitled to 87 New ADRs and a fractional entitlement to 0.5 New ADRs.

  For holders of Existing Shares, fractional entitlements with a value of less than £1.00 will be retained by Vodafone, aggregated and donated to ShareGift (registered charity 1052686), while fractional entitlements with a value of £1.00 or more will be aggregated and sold in the market and the proceeds will be paid by cheque to be despatched on 11 August 2006. Holders of Existing ADRs will receive their proportionate share of the proceeds from the sale by the Depositary of the aggregate fractional New ADR entitlement. Vodafone's treatment of fractional entitlements takes into account the disproportionate burden of administering a return of small fractional entitlements to Shareholders, including postage costs.

9.
Do I need to do anything?

  Yes. The Return of Capital needs Shareholder approval before it can take place. In order for the Return of Capital to become effective you should exercise your right to vote at the EGM. Whether or not you intend to be present at the EGM, you are requested to lodge a proxy, in accordance with the instructions printed on the EGM Proxy Form, with Vodafone's Registrar as soon as possible and, in any event, no later than 10.45 a.m. on 23 July 2006. If you are a holder of Existing ADRs and you do not plan to attend the EGM in person, you should return the completed ADR Proxy Card to the Depositary no later than 3.00 p.m. on 18 July 2006. Lodging a proxy will not prevent you from attending the EGM and voting in person should you wish to do so.

  In addition, if you are a holder of Existing ADRs in certificated form, you must complete and return a Share Consolidation Letter of Transmittal accompanied by your ADR certificates to receive any proceeds of the Initial B Share Dividend and your New ADRs.

10.
What happens if I do not make my Election in time?

  If you do not make an Election by 3:00 p.m. on 3 August 2006 and you are not a US Shareholder or a holder of Existing ADRs, you will be treated as having chosen to accept Alternative 1: Initial Redemption in respect of all of your B Shares. This will also happen if you fill in the form incorrectly, or fail to sign it. US Shareholders and holders of Existing ADRs do not need to make an Election as they are only eligible to receive the Initial B Share Dividend.

11.
What are the conditions to the Return of Capital

  The Return of Capital is conditional upon the approval by Shareholders of the Special Resolution to be proposed at the EGM and upon Admission. If these conditions are not satisfied by 8.00 a.m.

  on 31 July 2006 or such later time and/or date as the Directors may decide, no New Shares or B Shares will be created or New ADRs issued and the Return of Capital will not take effect.

12.
Under what circumstances may the Return of Capital be withdrawn or terminated or the Election Period extended?

  The Return of Capital may be withdrawn or terminated if any of the conditions are not satisfied by 8:00 a.m. on 31 July 2006. The Election Period may also be extended under certain circumstances pursuant to UK and US laws.

13.
How will I be notified if there is an extension of the Election Period or withdrawal or termination of the Return of Capital?

  If the Election Period is extended, or the Return of Capital is withdrawn or terminated, a public announcement in both the United Kingdom and the United States will be made no later than 9:00 a.m. on the next business day following the occurrence of the event giving rise to the change.

14.
If I make an Election under the B Share Alternatives, may I revoke or withdraw my Election?

  Yes, provided that you have delivered a valid written notice of withdrawal to the Registrar prior to 3.00 p.m. on 3 August 2006, unless the Election Period is extended in which case your ability to withdraw will also be extended.

  After the end of the Election Period, if your Existing Shares have been accepted for payment by the Registrar on behalf of Vodafone, they may not be withdrawn, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the offer.

15.
What do I do if I still have questions?

  We have set up a Shareholder helpline on 0870 702 0198 (or +44 870 702 0198 from outside the United Kingdom) which will be open between 8.30 a.m. and 5.30 p.m. on any Business Day. We have also set up an ADR helpline on 800 233 5601 (or +1 212 815 3700 from outside the United States) which will be open between 8.00 a.m. and 8.00 p.m. (New York City time) on any business day in New York City. These helplines will not provide advice on the merits of the Return of Capital or the B Share Alternatives or give any financial advice. For financial advice, including taxation advice, you will need to consult your own financial and/or tax adviser.

Part III—Expected Timetables of Principal Events

Timetable for holders of Existing Shares	2006
Latest time and date for receipt of EGM Proxy Form for Extraordinary General Meeting	10.45 a.m. on 23 July
Extraordinary General Meeting	10.45 a.m. on 25 July
Annual General Meeting	11.00 a.m. on 25 July
Latest time and date for dealings in Existing Shares	4.30 p.m. on 28 July
Record Date for the Return of Capital	9.30 p.m. on 28 July
Issue of B Shares	31 July
Interim B Shares credited to CREST accounts to allow Elections to be made through CREST	31 July
New Shares admitted to the Official List and to trading on the London Stock Exchange's main market for listed securities	8.00 a.m. on 31 July
Dealings in New Shares commence and CREST accounts credited with New Shares	8.00 a.m. on 31 July
Latest time for receipt of Election Forms and USE instructions from CREST holders in relation to electing for the B Share Alternatives	3.00 p.m. on 3 August
Interim B Shares disabled within CREST	3 August
First Redemption Date	4 August
Initial B Share Dividend declared and B Shares in respect of which the Initial B Share Dividend is payable convert into Deferred Shares	7 August
CREST accounts credited with B Shares	7 August
Despatch of share certificates in respect of New Shares and B Shares not subject to Initial Redemption/Initial B Share Dividend	11 August
Despatch of cheques and proceeds credited to CREST accounts in respect of the Initial B Share Dividend, B Shares redeemed under the Initial Redemption and fractional entitlements	11 August

Notes:

1.
References to time in this document are to London time unless otherwise stated.

2.
If any of the above times or dates should change, the revised times and/or dates will be notified to Shareholders by an announcement through a Regulatory Information Service.

3.
All events in the above timetable following Admission are conditional upon Admission.

Timetable for holders of Existing ADRs	2006
Latest time and date for receipt of ADR Proxy Card for Extraordinary General Meeting	3.00 p.m. on 18 July
Extraordinary General Meeting	10.45 a.m. (London time) on 25 July
Annual General Meeting	11.00 a.m. (London time) on 25 July
Latest time and date for dealings in Existing ADRs	4.00 p.m. on 28 July
Effective Date for the Return of Capital	9.30 p.m. (London time) on 28 July
New ADRs admitted to trading on The New York Stock Exchange and dealings in New ADRs commence	9.30 a.m. on 31 July
Issue of B Shares	31 July
Depositary makes book-entry credits of New ADRs to Agent Institutions for book-entry ADRs in DTC	Week of 31 July
Depositary makes book-entry credits of New ADRs to:
• ADR holders in the Direct Registration System and provides a Direct Registration Transaction Advice
• ADR holders in the Global BuyDIRECT Plan and provides a Global BuyDIRECT Statement (inclusive of fractional share allocations)	Week of 31 July
Depositary mails Share Consolidation Letter of Transmittal to certificated holders of ADRs	Week of 7 August
Initial B Share Dividend declared and B Shares in respect of which the Initial B Share Dividend is payable convert into Deferred Shares	7 August
Despatch of cheques and proceeds credited to CREST accounts in respect of the Initial B Share Dividend	11 August
Depositary makes book-entry credit of B Share Dividend payments to Agent Institutions for holders of book-entry ADRs in DTC	Week of 16 August
Depositary issues cheques for the Initial B Share Dividend payments to:
• ADR holders in the Direct Registration systems
• ADR holders in the Global BuyDirect plan	Week of 16 August

Depositary makes book-entry credits of fractional sale proceeds to Agent Institutions. Depositary despatches cheques for fractional sale proceeds to certificated ADR holders who have surrendered ADRs and all Direct Registration participants.	Week of 21 August
Upon return of Share Consolidation Letter of Transmittal, certificated holders of old certificated ADRs will receive New ADRs, Initial B Share Dividend and a cheque for fractional sale proceeds	Ongoing

Notes:

1.
References to time in this ADR timetable are to New York City time unless otherwise stated.

2.
If any of the above times or dates should change, the revised times and/or dates will be notified by a public announcement in the United Kingdom and the United States.

3.
All events in the above timetable following Admission are conditional upon Admission.

4.
Escheatment of entitlements for old certificated ADRs not previously surrendered will take place in accordance with applicable escheat laws.

Part IV—Details of the Return of Capital

1.
Capital Reorganisation

  Allotment of B Shares

  It is proposed to capitalise a sum of up to £9.99 billion standing to the credit of Vodafone's share premium account contained on Vodafone's balance sheet as at 31 March 2006 which will be applied in paying up in full up to 66.6 billion B Shares, to be allotted to Qualifying Holders on the basis of one B Share for each Existing Share (including shares underlying Existing ADRs) held at the Record Date (or ADR Effective Date, as the case may be).

  The B Shares will carry the right to a non-cumulative preferential dividend and have limited voting rights as more fully set out in Part V of this document.

  Return of Capital

  Under the terms of the Return of Capital, Shareholders will receive:

For every 8 Existing Shares held on 28 July 2006	7 New Shares and 8 B Shares
and
For every 8 Existing ADRs held on 28 July 2006	7 New ADRs and 80 B Shares

  The New Shares will have a nominal value of 11 3/7 cents each. The B Shares will have a nominal value of 15 pence each. The B Shares will not be listed or tradable on either the London Stock Exchange or The New York Stock Exchange, and it is not expected that a liquid market for the B Shares will develop either in the United Kingdom or the United States.

  Based on the closing middle market price of 126.75 pence per Existing Share on 2 June 2006 (the latest practicable date prior to printing of this document), the proposed Return of Capital to Shareholders represents 11.8 per cent. of Vodafone's market capitalisation at that date.

  Share Capital Consolidation

  The purpose of the Share Capital Consolidation, which will take place immediately after the allotment of the B Shares, is to try to ensure that (subject to normal market movements) the share price of one New Share or one New ADR immediately after the date of Admission should be approximately equal to the share price of one Existing Share or one Existing ADR (as the case may be) immediately beforehand. Following the Share Capital Consolidation, Shareholders will hold fewer New Shares or New ADRs than the number of Existing Shares or Existing ADRs currently held but will own the same proportion of Vodafone as they did previously, subject to fractional entitlements.

  Except as otherwise disclosed herein and subject to the rights of the B Shares, the New Shares and the New ADRs will be equivalent to the Existing Shares and Existing ADRs in all material respects including voting rights.

  Holders of Existing Shares whose holdings are registered in CREST will automatically have any New Shares credited through their CREST account. Application will be made for the New Shares to be admitted to the Official List and to trading on the London Stock Exchange's main market 31 July 2006.

  If you hold your Existing ADRs in certificated form, you must return a completed Share Consolidation Letter of Transmittal to the Depositary accompanied by any Existing ADR certificates held by you in order to be credited with New ADRs. Once a completed Share Consolidation Letter of Transmittal has been returned with your Existing ADR certificates, you will automatically become a participant in the Direct Registration System maintained by the Depositary. You will not receive New ADRs in certificated form, but will be sent an account statement reflecting your allocation of New ADRs and further information about the Direct Registration System by the Depositary.

  Please note that failure to return a completed Share Consolidation Letter of Transmittal and your Existing ADR certificates will prevent the Depositary from giving you a Direct Registration Transaction Advice indicating your ownership of New ADRs, the Initial B Share Dividend and the cash proceeds in respect of the sale of your fractional entitlements and, in time, your certificates and any entitlements in respect thereof will escheat according to the applicable abandoned property laws in your respective state.

  If you already hold your Existing ADRs in the Direct Registration System or the Global BuyDIRECT Plan or in book-entry form through an Agent Institution, no further action needs to be taken by you. Your Existing ADRs will automatically be exchanged for New ADRs and an appropriate notice will be provided to you and/or notation made on your account statement.

  Following the Share Capital Consolidation, the Depositary will file an amendment to the existing registration statement on Form F-6 in respect of the New ADRs with the SEC reflecting the new CUSIP for the New ADRs and the adjusted nominal value of the New Shares. Copies of the amended Form F-6 will be available on the SEC's website (http://www.sec.gov) once filed with the SEC.

  Fractional entitlements to New Shares and New ADRs

  Unless a holding of Existing Shares or Existing ADRs is exactly divisible by 8, a Shareholder will have a fractional entitlement to a New Share or New ADR (as the case may be) following the Share Capital Consolidation. So, for example, a Shareholder having 100 Existing Shares (or Existing ADRs) would, after the Share Capital Consolidation, be entitled to 87 New Shares (or New ADRs) and have a fractional entitlement to 0.5 of a New Share (or a New ADR).

  Fractional entitlements in respect of Existing Shares with a value of less than £1.00 will not be distributed to Shareholders but will be retained by Vodafone and aggregated and donated to the charity ShareGift (registered charity 1052686) as the administrative cost of returning such small amounts to Shareholders would be a disproportionate burden. Fractional entitlements with a value of £1.00 or more will be aggregated, sold in the market and the proceeds will be returned to Shareholders by cheque to be despatched on 11 August 2006.

  At or around the same time as the Share Capital Consolidation, the Depositary will also consolidate the Existing ADRs on the same 7 for 8 basis as the Existing Shares. As a result, if a holding of Existing ADRs does not divide exactly by 8, a fractional entitlement to New ADRs will arise. In the instance where a fractional entitlement is created, the Depositary will aggregate each of those fractional entitlements and sell them in the market to raise cash proceeds. If you hold Existing ADRs in certificated form, the Depositary will despatch a cheque for your proportionate share of the sale proceeds during the week commencing 21 August 2006, provided that you have returned your Existing ADRs to the Depositary with the Share Consolidation Letter of Transmittal by 18 August 2006. If you hold your Existing ADRs in the Direct Registration System, the Depositary will despatch a cheque for your proportionate share of the sale proceeds during the week commencing 21 August 2006. If you hold your Existing ADRs in the Global BuyDIRECT Plan, you will not receive a cheque for any sale proceeds, but will receive a credit of fractional New ADRs to your account during the week commencing 31 July 2006. If you hold your Existing ADRs in book-entry form, you will receive a book-entry credit through your Agent Institution for your proportion of the sale proceeds during the week commencing 21 August 2006.

2.
Return of Capital

  Conditions to the implementation of the Return of Capital

  The Return of Capital is conditional upon the approval by Shareholders of the Special Resolution to be proposed at the EGM and upon Admission. If these conditions are not satisfied by 8.00 a.m. on 31 July 2006 or such later time and/or date as the Directors may decide, no New Shares or B Shares will be created or New ADRs issued and the Return of Capital will not take effect.

  The Return of Capital consists of the Capital Reorganisation (see paragraph 1 above) and the Return of Capital to Shareholders either by way of the Initial B Share Dividend (see paragraph 3 below) or the redemption of B Shares (see paragraph 4 below).

3.
Initial B Share Dividend

  Holders of Existing Shares may, if they so wish, accept the Initial B Share Dividend in respect of their entire holding, by ticking box 1 and signing the Election Form accompanying this document and returning it to Vodafone's register to be received by no later than 3.00 p.m. on 3 August 2006. No partial election for the Initial B Share Dividend is available.

  Notwithstanding the foregoing, US Shareholders and holders of Existing ADRs do not need to make an Election as they will be defaulted into the Initial B Share Dividend alternative in respect of all B Share entitlements. Any Election made or submitted by or on behalf of such holders that indicate a purported Election for the other alternatives will be treated as invalid and disregarded.

  Vodafone's US Shareholders and holders of Existing ADRs are not in the same position as its other Shareholders in relation to the B Share Scheme because (i) under each of the B Share Alternatives, Shareholders who are subject to tax in the United States would currently be taxable on the amount received as dividend income (therefore negating the main purpose of the B Share Alternatives) and (ii) to make the B Share Alternatives available to US Shareholders and holders of Existing ADRs would involve significant additional expense and could result in delay to implementation of the B Share scheme.

  If a Shareholder elects to receive the Initial B Share Dividend in respect of their B Shares, such B Shares will be converted into Deferred Shares, with the Shareholder receiving one Deferred Share for each such B Share. The Deferred Shares will not be listed or tradable on the London Stock Exchange or The New York Stock Exchange, will not confer any rights to the B Share Continuing Dividend and will carry extremely limited rights as more fully described in Part VI of this document, and will have no value.

  Vodafone may redeem all Deferred Shares then in issue at any time for an aggregate consideration of not more than one penny. If Vodafone redeems the Deferred Shares, this will be treated as a disposal of the Deferred Shares by Shareholders which, depending on a Shareholder's personal tax position, may be advantageous to them if they expect to make taxable capital gains. Shareholders should carefully read Part VII or Part VIII of this document, including, in particular, paragraph 2 of each such Part, before deciding whether to choose the Initial B Share Dividend.

  It is expected that Shareholders who have made an Election to accept the Initial B Share Dividend will be despatched cheques or have their CREST accounts credited in respect of such Initial B Share Dividend on 11 August 2006 (or such later date as the Directors may determine).

  If you are a holder of Existing ADRs in certificated form and have already exchanged your ADRs or hold your Existing ADRs through the Direct Registration System or the Global BuyDIRECT Plan, the Depositary will despatch a cheque to you for the US dollar equivalent (less US withholding taxes, if any) of the Initial B Share Dividend on or shortly after 16 August 2006. If you are a holder of Existing ADRs in book-entry form, you will receive a US dollar payment (less US withholding taxes, if any) in respect of the Initial B Share Dividend indirectly from the Depositary through your Agent Institution on or shortly after 16 August 2006.

  Any amounts payable to holders of Existing ADRs in respect of the Initial B Share Dividend will be paid in US dollars by the Depositary (less US withholding taxes, if any) and any amounts so paid will be converted from pounds sterling into US dollars at the exchange rate obtainable on the spot market in London (net of fees and expenses) on the date the cash in respect of the Initial B Share Dividend is received by the Depositary from Vodafone. US Shareholders will receive all payments in pounds sterling in the manner described above.

  Holders of certificated Existing ADRs should note, however, that they will not receive any payments from the Depositary unless and until they have returned a completed Share Consolidation Letter of Transmittal to the Depositary to exchange their Existing ADR certificates for New ADR certificates following the Share Capital Consolidation. Holders of Existing ADRs in the Direct Registration System or the Global BuyDIRECT Plan or in book-entry form are not required to complete or return the Share Consolidation Letter of Transmittal to the Depositary or their Agent Institution and no further action is required to be taken by such holders to receive their dividend payment.

  If you are a holder of Existing Shares with a registered address in a country which has adopted the Euro as its national currency, you will receive your payment of the Initial B Share Dividend in Euro from Computershare and any amounts so paid will be converted from pounds sterling into Euro at the closing mid-exchange rate obtainable on the spot market in London (net of fees and expenses) on 21 July 2006 as appears at 4.00 p.m. on Reuters page WMRSPOT19.

  No share certificates will be issued (nor CREST or DTC accounts credited) in respect of the B Shares on which such Initial B Share Dividend was received nor in respect of the Deferred Shares.

4.
Redemption

  As set out more fully in Part V of this document, the B Shares are redeemable by holders of Existing Shares (other than US Shareholders) at their nominal value of 15 pence each as follows:

  •
  in respect of B Shares for which no Election is received or at the option of the holders of B Shares who elect to have some of their B Shares redeemed at the outset, on the First Redemption Date; or

  •
  at the option of the holders of B Shares who elect to have some or all of their B Shares redeemed in the future, on a Future Redemption Date.

  Any B Shares not redeemed by 5 August 2008 will be redeemed by Vodafone on such date.

  Holders of Existing Shares (other than US Shareholders) who wish to elect to have all of their B Shares redeemed on the First Redemption Date need not make an Election. Such Shareholders who wish to elect to have only some of their B Shares redeemed on the First Redemption Date may do so through CREST (see paragraph 5 of Part X for further information), or by completing box 2 and signing the Election Form for the B Shares in respect of which they wish to elect for Alternative 3: Future Redemption. Shareholders will be deemed to have elected for Alternative 1: Initial Redemption in respect of the remaining B Shares. Elections must be made no later than 3.00 p.m. on 3 August 2006.

  Holders of Existing Shares (other than US Shareholders) who do not properly complete, sign and return their Election Form so as to be received by Vodafone's Registrar, Computershare, by 3.00 p.m. on 3 August 2006 (or such later date as the Directors may determine) will be treated as though they have chosen Alternative 1: Initial Redemption in respect of all of their B Shares. All B Shares which are redeemed will be cancelled and will not be reissued.

  US Shareholders and holders of Existing ADRs are not eligible to participate in either the Initial Redemption or the Future Redemption alternatives. Any Election made by or on behalf of such holders that indicates a purported Election for the Initial Redemption or Future Redemption alternatives will be treated as invalid and disregarded. Such holders will be defaulted into the Initial B Share Dividend alternative.

  It is expected that holders of Existing Shares (other than US Shareholders) who have not made an Election or who have made an Election to redeem some of their B Shares on the First Redemption Date by 3.00 p.m. on 3 August 2006 (or such later date as the Directors may determine) will have cheques despatched to them in respect of such redeemed B Shares or have their CREST accounts credited with the proceeds, as appropriate, on 11 August 2006 (or such later date as the Directors may determine) and no share certificates will be issued in respect of such redeemed B Shares.

  If you are a holder of Existing Shares with a registered address in a country which has adopted the Euro as its national currency, you will receive your payment under the Initial Redemption in Euro from Computershare and any amounts so paid will be converted from pounds sterling into Euro at the closing mid-exchange rate obtainable on the spot market in London (net of fees and expenses) on 21 July 2006 as appears at 4.00 p.m. on Reuters page WMRSPOT19.

  Holders of Existing Shares (other than US Shareholders) who wish to elect for Future Redemption in respect of some or all of their B Shares may do so through CREST (see paragraph 5 of Part X for further information), or by ticking box 2 and signing the Election Form.

  It is expected that eligible Shareholders who have elected not to redeem any, or to redeem some but not all, of their B Shares on the First Redemption Date will have a B Share certificate despatched to them, or have their CREST accounts credited, in respect of their outstanding B Shares on 11 August 2006 (as appropriate). On the reverse of each B Share certificate there will be a Future Redemption Form which can be used by eligible Shareholders choosing to hold their B Shares in certificated form to elect for redemption of some or all of those outstanding B Shares by Vodafone on a Future Redemption Date. Holders of B Shares who have returned a Future Redemption Form in respect of some or all of their B Shares then in issue by no later than:

  •
  5.00 p.m. on 21 January (or such later date as the Directors may determine) in the calendar years 2007 and/or 2008 will have such B Shares redeemed on 5 February (or, if not a Business Day, the next Business Day (without any interest or payment in respect of the delay)) in such calendar year; and

  •
  5.00 p.m. on 21 July (or such later date as the Directors may determine) in the calendar years 2007 and/or 2008 will have such B Shares redeemed on 5 August (or, if not a Business Day, the next Business Day (without any interest or payment in respect of the delay)) in such calendar year.

  In respect of B Shares held in uncertificated form in CREST, Future Redemptions of B Shares will be possible through the CREST system on any date on which B Shares are redeemable and such Shareholders' attention is drawn to paragraph 5 of Part X of this document.

  If you are a holder of Existing Shares with a registered address in a country which has adopted the Euro as its national currency, you will receive your payment under any Future Redemption in Euro from Computershare and any amounts so paid will be converted from pounds sterling into Euro at the closing mid-exchange rate obtainable on the spot market in London (net of fees and expenses) on the date falling 10 Business Days prior to the relevant Future Redemption Date as appears at 4.00 p.m. on Reuters page WMRSPOT19.

  Vodafone reserves the right at its sole discretion to accept Elections and Future Redemption Forms received after the relevant due date for receipt by Vodafone's Registrar and to accept incomplete or incorrectly completed Elections or Future Redemption Forms. Vodafone further reserves the right at its sole discretion to reject any Elections or Future Redemption Forms if to act on the Election would be illegal.

  Shareholders with nominee accounts (other than those who hold through CREST) who wish to split their elections between the B Share Alternatives should contact Computershare for the appropriate form between 8.30 a.m. and 5.30 p.m. on any Business Day until 1 August 2006 by telephoning 0870 702 0198 (or, for those calling from outside the United Kingdom, +44 870 702 0198).

5.
Overseas Shareholders

  The attention of those Shareholders who are not resident in the United Kingdom, Ireland or the United States or who are citizens, residents or nationals of other countries is drawn to the additional information set out in paragraph 1 of Part X of this document.

6.
Dealings and despatch of documents

  The Return of Capital will be made by reference to holdings of Existing Shares on the register of members as at the Record Date and holdings of Existing ADRs as at the ADR Effective Date.

  It is expected that dealings and settlement within the CREST system in the Existing Shares will continue until the Record Date when, in the case of Existing Shares held in certificated form, the register of members will be closed for transfers. The registration of uncertificated holdings in respect of the Existing Shares will also be "disabled" on the Record Date.

  Vodafone expects to despatch on 11 August 2006 definitive share certificates in respect of the New Shares held in certificated form and in respect of any B Shares to be held in certificated form which have not been redeemed on the First Redemption Date, nor have been or are to be converted into Deferred Shares. From Admission of the New Shares, certificates in respect of the Existing Shares will no longer be of value and will no longer be valid documents of title. Such certificates should therefore be destroyed on receipt of the New Share certificates. All documents, including share certificates, cheques and Election Forms are despatched entirely at the Shareholder's own risk. Temporary documents of title will not be issued and, pending despatch of definitive New Share certificates, transfers of New Shares held in certificated form will be certified against the register held by Vodafone's Registrar.

  It is expected that Shareholders who hold their Existing Shares in uncertificated form will, on 31 July 2006, have their CREST accounts credited with the New Shares and, on 11 August 2006, have their CREST accounts credited with those B Shares which are not to be redeemed on the First Redemption Date nor to be converted into Deferred Shares.

  If you hold your Existing ADRs in certificated form, you must return a completed Share Consolidation Letter of Transmittal to the Depositary accompanied by any Existing ADR certificates held by you in order to be credited with New ADRs.

  Failure to return a completed Share Consolidation Letter of Transmittal and your Existing ADR certificates will prevent the Depositary from giving you a Direct Registration Transaction Advice indicating your ownership of New ADRs, the Initial B Share Dividend and the cash proceeds in respect of the sale of your fractional entitlements and, in time, your certificates and any entitlements in respect thereof will escheat according to the applicable abandoned property laws in your respective state.

  If you hold your Existing ADRs in the Direct Registration System or the Global BuyDIRECT Plan or in book-entry form through a financial intermediary, no further action needs to be taken by you. Your Existing ADRs will automatically be exchanged for New ADRs, expected to occur during the week commencing 31 July 2006, without any need for further action to be taken by you.

  It is expected that cheques will be despatched to relevant Shareholders or relevant Shareholders will have their CREST accounts credited with the proceeds in respect of B Shares redeemed on the First Redemption Date and in respect of the Initial B Share Dividend on 11 August 2006.

  If you are a holder of Existing ADRs in certificated form and have already exchanged your ADRs or hold your Existing ADRs through the Direct Registration System or the Global BuyDIRECT Plan, the Depositary will despatch a cheque to you for the US dollar equivalent (less US withholding taxes, if any) of the Initial B Share Dividend on or shortly after 16 August 2006. If you are a holder of Existing ADRs in book-entry form, you will receive a US dollar payment (less US withholding taxes, if any) in respect of the Initial B Share Dividend indirectly from the Depositary through your Agent Institution on or shortly after 16 August 2006.

7.
Summary explanation of the Special Resolution

  The Special Resolution is conditional on Admission and sets out the formal mechanics for the implementation of the Capital Reorganisation:

  (a)
  this paragraph proposes to increase the authorised share capital of Vodafone by approximately 238 per cent. from £50,000 and US$7,800,000,000 to £9,990,050,000 and US$7,800,000,000 by the creation of 66,600,000,000 B Shares. This increase is required to implement the Bonus Issue;

  (b)
  this paragraph proposes to authorise the Directors to:

  (i)
  capitalise a sum not exceeding £9,990,000,000 standing to the credit of Vodafone's share premium account to pay up in full the B Shares in connection with the Bonus Issue; and

  (ii)
  allot and issue the B Shares up to an aggregate amount of £9,990,000,000 to the Qualifying Holders on the basis of one B Share for each Existing Share held on the Record Date, representing approximately 309 per cent. of the total ordinary share capital in issue as at 2 June 2006. The Directors intend to exercise this authority in order to implement the Bonus Issue. The authority granted to the Directors will expire on the earlier to occur of the conclusion of the Annual General Meeting of Vodafone to be held in 2007 or within 15 months from the date of the passing of this resolution. This resolution also confirms the existing validity of the unexercised portion of any resolution authorising the Directors to allot ordinary shares of Vodafone passed prior to or on the same date as the EGM;

  (c)
  this paragraph sets out the procedure by which the Directors intend to consolidate and sub-divide the Existing Shares into New Shares;

  (d)
  this paragraph sets out the procedure for consolidating and sub-dividing all authorised but unissued Existing Shares into New Shares; and

  (e)
  this paragraph proposes the amendment to Vodafone's Articles of Association in order to incorporate the terms of the B Shares and the New Shares and to take account of other provisions in the Special Resolution.

Part V—Rights and Restrictions Attached to the B Shares

The following summarises the rights of the B Shares and the restrictions to which they are subject, which are reflected in the proposed amendments to the Articles of Association of Vodafone.

1.
Income

1.1
If Vodafone has profits which are available for distribution and the Directors resolve that these should be distributed, the holders of the B Shares will be entitled, before the payment of dividends or other distributions to the holders of the New Shares but after the payment of the preferential dividend on the Fixed Rate Shares, to be paid a B Share Continuing Dividend. The B Share Continuing Dividend will be paid at the rate (on the nominal value of the B Shares which is paid up or treated as paid up) of 75 per cent. of Sterling LIBOR in arrears half yearly on the Dividend Payment Dates. The first Dividend Payment Date will be 5 February 2007 which will cover the period from 5 August 2006 to 4 February 2007. B Shares which are redeemed on the First Redemption Date or which are converted into Deferred Shares will not qualify for the payment of any B Share Continuing Dividend.

1.2
Payments of B Share Continuing Dividends will be made to holders of B Shares whose names appear on the relevant register of members of Vodafone, if the relevant Dividend Payment Date is 5 February at the close of business on 21 January in the same calendar year and if the relevant Dividend Payment Date is 5 August at the close of business on 21 July in the same calendar year. The aggregate entitlement on a Dividend Payment Date of each holder of B Shares in respect of the B Share Continuing Dividend on all B Shares held by him will be rounded down to the nearest whole penny.

1.3
The B Shares will not confer any other right to share in Vodafone's profits.

2.
Capital

2.1
If Vodafone is wound up (but in no other circumstances involving a repayment of capital or distribution of assets to Shareholders whether by reduction of capital, redeeming or buying back shares or otherwise), the holders of B Shares will be entitled, before any payment to the holders of the New Shares but after any payment to the holders of the Fixed Rate Shares, to repayment of the amount paid up or treated as paid up on the nominal value of each B Share, together with any outstanding entitlement to the B Share Continuing Dividend up to the Dividend Payment Date immediately before the winding-up. The aggregate entitlement of each holder of B Shares on a winding-up in respect of all of the B Shares held by him will be rounded down to the nearest whole penny.

2.2
The holders of B Shares will not have any other right to share in Vodafone's surplus assets. If there is a winding-up as outlined in paragraph 2.1 above and there is not enough to pay the amounts due on the B Shares, the holders of the B Shares will share what is available in proportion to the amounts to which they would otherwise be entitled.

3.
Redemption

Vodafone may (in accordance with the Companies Act and the provisions of the Articles of Association of Vodafone) redeem the B Shares in accordance with the following provisions:

3.1
Unless redeemed earlier, on 5 August 2008.

3.2
Holders of B Shares who have made an Election by 3.00 p.m. on 3 August 2006 (or any later date the Directors may decide) to have some or all of their B Shares redeemed will be able to have that number of B Shares redeemed on the First Redemption Date.

  3.3
  After the First Redemption Date, holders of B Shares will be able to elect to have any outstanding B Shares redeemed on a Future Redemption Date (or, if not a Business Day, the next Business Day (without any interest or payment in respect of the delay)) by returning a Future Redemption Form or submitting an Unmatched Stock Event ("USE") instruction, as applicable. If a Future Redemption Form or a USE instruction is returned for settlement for all or part of their B Shares then in issue by:

  •
  5.00 p.m. on 21 January (or any later date the Directors may decide) in the calendar years 2007 and/or 2008, the relevant B Shares will be redeemed on 5 February (or, if not a Business Day, the next Business Day (without any interest or payment for the delay)) in such calendar year; and

  •
  5.00 p.m. on 21 July (or any later date the Directors may decide) in the calendar years 2007 and/or 2008, the relevant B Shares will be redeemed on 5 August (or, if not a Business Day, the next Business Day (without any interest or payment for the delay)) in such calendar year.

  3.4
  Each holder of a B Share that is redeemed (excluding B Shares that are redeemed on the First Redemption Date), will be paid a sum equal to the nominal value of that B Share, plus the B Share Continuing Dividend for the relevant B Share Dividend Calculation Period. Each holder of a B Share that is redeemed on the First Redemption Date will be paid a sum equal to the nominal value of that B Share but no B Share Continuing Dividend will be payable on such B Share. The total entitlement of a holder of B Shares to the nominal value of the B Shares being redeemed, plus any B Share Continuing Dividend payable on those B Shares, will be rounded down to the nearest whole penny.

  3.5
  On or after the redemption of any B Shares (in accordance with the Articles of Association of Vodafone), the Directors may (in accordance with the Companies Act) consolidate and/or sub-divide and/or convert and/or reclassify the authorised B Share capital of Vodafone (including any unissued authorised B Shares capital) (i) into shares of another class (provided the authorised share capital of Vodafone now or at that time includes shares of that class) and/or (ii) into unclassified shares.

  3.6
  US Shareholders and holders of Existing ADRs are not eligible to participate in any redemption of the B Shares. Any purported Elections to redeem B Shares by US Shareholders or holders of Existing ADRs will be treated as invalid and disregarded.

4.
Initial B Share Dividend

4.1
The holders of B Shares will be entitled to a dividend of 15 pence per B Share provided their names are entered on the register of members of Vodafone on issue of the B Shares and they have notified Vodafone's Registrar by validly making an Election on or before 3.00 p.m. on 3 August 2006 (or any later date the Directors may decide) indicating that they wish to receive the Initial B Share Dividend. Each B Share, in respect of which the Initial B Share Dividend is payable, will at 9.00 a.m. on 7 August 2006 (or any other date the Directors may decide) be converted into a Deferred Share of 15 pence nominal value. The rights and restrictions attaching to the Deferred Shares are summarised in Part VI of this document.

4.2
US Shareholders and holders of Existing ADRs will automatically receive the Initial B Share Dividend without making an Election.

5.
Voting at General Meetings

5.1
The holders of B Shares will only receive notice of general meetings of Vodafone and will only be able to attend, speak and vote at such general meetings if a resolution is to be proposed at the general meeting to wind up Vodafone, in which case the holders of B Shares will receive notice of the general meeting and will have the right to attend, speak and vote on that resolution only.

  5.2
  If the holders of the B Shares are entitled to vote at a general meeting of Vodafone, each holder present in person or by proxy (or, being a company, by representative) will have one vote on a show of hands, and on a poll every holder who is present in person or by proxy (or, being a company, by a company representative) will have one vote for each fully paid B Share.

6.
Purchase of Shares

Vodafone will not require the sanction or the consent of the holders of B Shares for the purchase or redemption of shares of any class in Vodafone (including, without limitation, Fixed Rate Shares, New Shares and/or B Shares).

7.
Class Rights

7.1
Vodafone may from time to time issue new shares which have rights or restrictions attaching to them. The rights of the new shares can take priority over the rights of the B Shares. The issue of any such new shares will be in accordance with the rights attaching to the B Shares and will not involve a variation of those rights or require the consent of holders of the B Shares.

7.2
Vodafone may reduce the share capital paid up or treated as paid up on the B Shares in any way (in accordance with the Companies Act). Any such reduction will be in accordance with the rights attaching to the B Shares and will not involve a variation of those rights. Vodafone can reduce its capital (in accordance with the Companies Act) at any time without the consent of the holders of the B Shares including by paying to the holders of B Shares the preferential amounts they are entitled to as set out in paragraph 2 above.

8.
Form

The holders of B Shares cannot renounce their B Shares. Any transfer of B Shares must be effected in writing and either in the usual or standard form or in any other form approved by the Directors. Every transfer of uncertificated B Shares must be carried out using a relevant system (e.g. CREST). For the avoidance of doubt B Shares will be redeemed in accordance with paragraph 3 above.

Part VI—Rights and Restrictions Attached to the Deferred Shares

The following summarises the rights of the Deferred Shares and the restrictions to which they are subject. These are reflected in the proposed amendments to Vodafone's Articles of Association.

1.
Income

  The Deferred Shares will confer no right to share in Vodafone's profits.

2.
Capital

2.1
If Vodafone is wound up (but in no other circumstances involving a repayment of capital or distribution of assets to Shareholders whether by reduction of capital, redeeming or buying back shares or otherwise), the holders of Deferred Shares will be entitled to the amount paid up or treated as paid up on the nominal value of each Deferred Share after:

•
first, paying to the holders of Fixed Rate Shares the amount paid up or treated as paid up on the nominal value of each Fixed Rate Share, together with any dividend, arrears of dividend or proportion of any dividend to which they are entitled under Vodafone's Articles of Association;

•
secondly, paying to the holders of B Shares the amount paid up or treated as paid up on the nominal value of each B Share together with any outstanding entitlement to the B Share Continuing Dividend up to the Dividend Payment Date immediately before the winding-up; and

•
thirdly, paying to the holders of New Shares the amount paid up or treated as paid up on the nominal value of each New Share together with the sum of £1,000 on each New Share.

2.2
The holders of Deferred Shares have no further right to share in Vodafone's surplus assets.

3.
Redemption

  Vodafone may, at any time (in accordance with the Companies Act and the provisions of the Articles of Association of Vodafone) without prior notice, redeem all Deferred Shares for a total price of not more than one penny for all Deferred Shares redeemed.

4.
Attendance and voting at general meetings

  The holders of the Deferred Shares will not receive notice of any general meeting of Vodafone or be able to attend, speak or vote at any general meeting.

5.
Form

  The Deferred Shares will not be listed on any stock exchange and no share certificates will be issued for the Deferred Shares. The Deferred Shares will not be transferable except in accordance with paragraph 7 below or with the written consent of the Directors.

6.
Class rights

6.1
Vodafone may from time to time issue new shares which have rights or restrictions attaching to them. The rights of the new shares can take priority over the rights of the Deferred Shares. The issue of any such new shares will be in accordance with the rights attaching to the Deferred Shares and will not involve a variation of those rights or require the consent of the holders of the Deferred Shares.

6.2
Vodafone may reduce the share capital paid up or treated as paid up on the Deferred Shares in any way (in accordance with the Companies Act). Any such reduction will be in accordance with the rights attaching to the Deferred Shares and will not involve a variation of those rights. Vodafone can reduce its capital (in accordance with the Companies Act) at any time without the consent of the holders of the Deferred Shares.

7.
Transfer and purchase

  Vodafone can at any time (in accordance with the Companies Act) without the consent of the holders of the Deferred Shares:

  •
  appoint any person to sign (on behalf of the holders of the Deferred Shares) a transfer of all or any part of their holding to Vodafone or any other person the Directors decide (whether or not an officer of Vodafone), for a total price of not more than one penny for all Deferred Shares transferred; and

  •
  cancel all the Deferred Shares purchased by Vodafone (in accordance with the Companies Act).

Part VII—United Kingdom Taxation in Relation to the Return of Capital

The comments below are intended only as a general guide to the current tax position under the laws of the United Kingdom and practice of Her Majesty's Revenue and Customs in respect of Shareholders who are (except where specifically addressed) resident in the United Kingdom for tax purposes and who hold their shares beneficially as investments and not on trading account. The position may be different for any future disposal and may alter between the date of this document and the implementation of the Return of Capital. Companies within the charge to corporation tax in the United Kingdom are assumed not to have an unallowable purpose in holding or acquiring B Shares (for the purpose of Section 91D of the Finance Act 1996) and not to enter into any "associated transactions" (within the meaning of Section 91E of the Finance Act 1996) in respect of Existing Shares, B Shares or New Shares. Shareholders who are in any doubt as to their tax position or who are subject to tax in a jurisdiction other than the United Kingdom, Ireland or the United States should consult their professional adviser.

1.
Capital Reorganisation

  For the purposes of United Kingdom taxation of capital gains and corporation tax on chargeable gains ("CGT"):

  1.1
  the receipt of the B Shares arising from the Capital Reorganisation will be a reorganisation of the share capital of Vodafone. Accordingly, a Shareholder will not be treated as making a disposal of all or part of their holding of Existing Shares by reason of the Capital Reorganisation;

  1.2
  the B Shares and New Shares acquired as a result of the Capital Reorganisation will be treated as the same asset as the Shareholder's holding of Existing Shares, and as having been acquired at the same time as the Shareholder's holding of Existing Shares were acquired; and

  1.3
  any proceeds of sale of fractional entitlements returned to Shareholders (in respect of values of £1.00 or more) will not be treated as proceeds of disposal but the amount will be deducted from the base cost on acquisition of the Existing Shares.

2.
Initial B Share Dividend

2.1
Income Tax

    Vodafone will not be required to withhold tax at source when paying the Initial B Share Dividend.

    A United Kingdom resident individual Shareholder who is liable to income tax at the starting or basic rate will pay no tax on the Initial B Share Dividend unless it takes that Shareholder's income into a higher rate tax band.

    A United Kingdom resident individual Shareholder who is liable to income tax at the higher rate, will be liable to pay tax equal to 25 per cent. of the cash dividend received to the extent that the gross dividend when treated as the top slice of that Shareholder's income falls above the threshold for higher rate income tax.

    United Kingdom resident taxpayers who are not liable to United Kingdom tax on dividends, including pension funds and charities, will not be liable to pay tax on the Initial B Share Dividend.

    United Kingdom resident corporate Shareholders will generally not be subject to corporation tax on the Initial B Share Dividend.

  2.2
  Taxation of chargeable gains

    For CGT purposes, the Initial B Share Dividend (and the consequent conversion of the B Shares into Deferred Shares) should not be treated as giving rise to a disposal or part disposal of the B Shares.

    Shareholders who receive the Initial B Share Dividend should note that, consequent to the Capital Reorganisation, a proportion of the base cost, for CGT purposes, of their original holdings of Existing Shares will be attributed to the B Shares and this amount will continue to be attributed to those B Shares following their conversion into Deferred Shares, (notwithstanding that the Deferred Shares have limited rights or value). Correspondingly, only a proportion of the base cost of the holding of Existing Shares will be available on a disposal of New Shares.

    A transfer of the Deferred Shares will be treated as a disposal and might result in a Shareholder realising a capital loss. The amount of any gain or loss is calculated applying the same principles as described at paragraph 3 below in respect of redemption. However, Shareholders liable to corporation tax should note that it is possible that Section 30 of the Taxation of Chargeable Gains Act 1992 could be applicable to such a Shareholder who elects for the Initial B Share Dividend. If it were applied, the effect would be broadly to deny any loss attributable to the payment of that Initial B Share Dividend from being allowed on disposal of the Deferred Shares.

3.
Redemption of B Shares

3.1
On redemption of all or any of the B Shares, a Shareholder might, depending on his individual circumstances, be subject to CGT on the amount of any chargeable gain realised. Any gain will be measured by reference to the excess of the redemption price over the Shareholder's allowable expenditure for the B Shares redeemed. The Shareholder's allowable expenditure in relation to his Existing Shares will be apportioned between the New Shares and the B Shares by reference to their respective market values on the first day on which market values or prices are quoted or published for the New Shares.

3.2
The amount of CGT, if any, payable by an individual Shareholder in relation to the capital gain described in paragraph 3.1 above will depend on his personal tax position. No tax will be payable on any gain realised on the redemption if the amount of the chargeable gain, when aggregated with other chargeable gains realised by the Shareholder in the year of assessment in question, does not exceed the annual allowance of tax-free gains (£8,800 for 2006/2007). Broadly, any gains in excess of this amount will be taxed at a rate of 10 per cent. for a taxpayer paying tax at the starting rate, 20 per cent. for a taxpayer whose income and gains do not exceed the threshold for tax at the higher rate and 40 per cent. for higher rate taxpayers. Indexation allowance will be available in respect of periods of ownership up to April 1998 and taper relief may be available thereafter. A Shareholder whose allowable expenditure in relation to his Existing Shares exceeds their current market value might realise an allowable loss on redemption of the B Shares to the extent that the proportion of the allowable expenditure allocated to the B Shares as described in paragraph 3.1 exceeds the amount received on redemption.

A corporate Shareholder is taxable on all of its chargeable gains. Taper relief is not available to a corporate Shareholder. However, corporate Shareholders are entitled to indexation allowance up to the date the chargeable gain is realised.

3.3
No part of the proceeds received by a Shareholder on redemption will be an income distribution in the Shareholder's hands.

  3.4
  On a subsequent disposal, otherwise than by way of redemption, of the whole or part of a Shareholder's holding of New Shares or B Shares, a Shareholder may, depending on his circumstances, be subject to CGT on the amount of any chargeable gain realised. Please refer to paragraph 3.1 above for details of the manner in which the Shareholder's allowable expenditure is allocated as between the New Shares and the B Shares and to paragraph 3.2 above for details of how a gain will be taxed (or loss allowed).

4.
Dividends on New Shares and B Shares other than the Initial B Share Dividend

  Dividends payable on the New Shares and the B Shares will be subject to United Kingdom tax under the rules applicable to dividends. Under current United Kingdom taxation legislation, no tax will be withheld at source from dividends paid on the New Shares or on the B Shares. The current rules and rates of tax correspond to those outlined in paragraph 2.1 above.

5.
Stamp Duty and Stamp Duty Reserve Tax

5.1
Except in relation to depositary receipt arrangements or clearance services where special rules apply:

•
no stamp duty or stamp duty reserve tax ("SDRT") will be payable on the issue of the B Shares and New Shares; and

•
an agreement to sell B Shares or New Shares will normally give rise to liability on the purchaser to SDRT, at the rate of 0.5 per cent. of the actual consideration paid. If an instrument of transfer of the B Shares is subsequently produced it will generally be subject to stamp duty at the rate of 50 pence for every £100 (or part thereof) of the actual consideration paid. When such stamp duty is paid, the SDRT charge will be cancelled and any SDRT already paid will be refunded. Stamp duty and SDRT is generally the liability of the purchaser.

5.2
Where Shareholders elect to redeem B Shares, the redemption of those B Shares by Vodafone will not give rise to a liability to stamp duty or SDRT.

5.3
In relation to the special rules applicable to depositary receipt arrangements, no stamp duty or SDRT should be payable in respect of the issue of the B Shares or Deferred Shares to the Depositary for the Holders of Existing ADRs. Nor will any such charge arise in connection with the issue of New ADRs.

6.
Section 703 Income and Corporation Taxes Act 1988 ("ICTA")

  Vodafone has been advised that the provisions of section 703 of ICTA (anti-avoidance provisions relating to transactions in shares) should not apply in relation to Shareholders who receive B Shares in the Capital Reorganisation who subsequently receive the redemption proceeds of those shares or the Initial B Share Dividend. Vodafone has not applied for a clearance under section 707 of ICTA in this regard.

Part VIII—Irish Taxation in Relation to the Return of Capital

The following is a summary of the principal Irish tax consequences for Irish resident and ordinarily resident individuals and Irish resident companies of the Return of Capital based on the laws and practice of the Irish Revenue Commissioners currently in force in Ireland and may be subject to change. It deals with Shareholders who beneficially own their Existing Shares, New Shares and B Shares as an investment. Particular rules not discussed below may apply to certain classes of taxpayers holding Existing Shares, New Shares or B Shares, such as dealers in securities, trusts etc. The summary does not constitute tax or legal advice and the comments below are of a general nature only. Shareholders should consult their professional advisers on the tax implications of the Return of Capital under the laws of their country of residence, citizenship or domicile. If you are in any doubt as to your tax position or are subject to tax in a jurisdiction other than the United Kingdom, Ireland or the United States, you should consult an appropriate professional adviser without delay.

1.
Capital Reorganisation

  For the purposes of the Irish taxation of capital gains and corporation tax on chargeable gains (as appropriate) ("Irish CGT"):

  1.1
  the receipt of the B Shares arising from the Capital Reorganisation will be a reorganisation of the share capital of Vodafone. Accordingly, a Shareholder will not be treated as making a disposal of all or part of his holding of Existing Shares by reason of the Capital Reorganisation;

  1.2
  the B Shares and New Shares acquired as a result of the Capital Reorganisation will be treated as the same asset as, and as having been acquired at the same time as, the Shareholder's holding of Existing Shares; and

  1.3
  the aggregation of fractional entitlements and their donation to the charity ShareGift should not give rise to any tax consequences to Shareholders as the Capital Reorganisation confers on them no rights in respect of such fractional entitlements; the sale, on behalf of a relevant Shareholder, of fractional entitlements will constitute a part disposal of such Shareholder's Existing Shares and a liability to Irish CGT may arise.

2.
Initial B Share Dividend

2.1
Income Tax

    An Irish resident Shareholder who receives the Initial B Share Dividend should be treated as receiving income for Republic of Ireland tax purposes. Irish resident Shareholders would be taxed on the income at their marginal rate of Irish income tax applicable in the year of receipt. Irish resident corporate Shareholders would be subject to Republic of Ireland corporation tax on the Initial B Share Dividend at the rate of 25 per cent.

    Irish resident taxpayers who are not liable to Irish tax, including charities, will not be liable to pay Irish income tax on the Initial B Share Dividend.

    Irish resident Shareholders will not generally be able to claim under the United Kingdom/Ireland double tax treaty for any repayment from the United Kingdom HM Revenue & Customs in respect of the Initial B Share Dividend.

  2.2
  Taxation of Chargeable Gains

    So long as the Initial B Share Dividend is treated as an income receipt (see paragraph 2.1 above), the receipt of the Initial B Share Dividend (and the consequent conversion of the B Shares into Deferred Shares) will not be treated as giving rise to a disposal or part disposal of the B Shares for Irish CGT purposes.

    Shareholders who receive the Initial B Share Dividend should note that, consequent to the Capital Reorganisation, a proportion of the base cost, for Irish CGT purposes, of their original holdings of Existing Shares will be attributed to the B Shares and this amount should continue to be attributed to those B Shares following their conversion into Deferred Shares (notwithstanding that the Deferred Shares have limited rights or value). Correspondingly, only a proportion of the base cost of the holding of Existing Shares will be available on a subsequent disposal of Existing Shares.

    A transfer of the Deferred Shares will be treated as a disposal for Irish CGT purposes and may result in a Shareholder realising a capital loss. Shareholders should note, however, that it is possible that Irish anti-avoidance legislation could be applicable to such a Shareholder who elects for the Initial B Share Dividend. If it were applied, the effect could be broadly to deny any capital loss attributable to the payment of the Initial B Share Dividend from being allowed on disposal of the Deferred Shares.

3.
Redemption of B Shares

3.1
The amount of any chargeable gain realised on a redemption of all or any of the B Shares may, depending on the Shareholder's individual circumstances, be subject to Irish CGT. Any gain will be measured by reference to the excess of the redemption price over the Shareholder's allowable expenditure for the B Shares redeemed. The Shareholder's allowable expenditure in relation to his Existing Shares will be apportioned between the New Shares and the B Shares by reference to their respective market values on the relevant date of disposal (with such adjustment of the market value of any part of the new holding as may be required to offset any liability attaching to the new holding but forming part of the cost to be apportioned).

3.2
The amount of Irish CGT, if any, payable by a Shareholder in relation to the capital gain described in paragraph 3.1 above will depend on his personal tax position. No Irish CGT will be payable on any gain realised on the redemption if the amount of the chargeable gain, when aggregated with other chargeable gains realised by the Shareholder in the year of assessment in question, does not exceed the annual exempt amount of €1,270 for 2006. Broadly, any gains in excess of this amount will be taxed at a rate of 20 per cent. Indexation allowance will not be available in respect of expenditure incurred after 1 January 2003 or in respect of periods of ownership after 31 December 2003.

3.3
No part of the proceeds received by a Shareholder on redemption will be income in the Shareholder's hands. The proceeds of the redemption will not constitute franked investment income of a corporate Shareholder.

3.4
On a subsequent disposal of the whole or part of a Shareholder's holding of New Shares or B Shares, a Shareholder may, depending on his circumstances, be subject to Irish CGT on the amount of any chargeable gain realised. Please refer to paragraph 3.1 above for details of the manner in which the Shareholder's allowable expenditure is allocated as between the New Shares and the B Shares and to paragraph 3.2 above for details of how a gain will be taxed.

4.
Dividends on New Shares and B Shares other than the Initial B Share Dividend

  Dividends payable on the New Shares and the Continuing B Share Dividend will be subject to Republic of Ireland tax under the rules applicable to dividends. The current rules and rates of tax correspond to those outlined in paragraph 2 above.

5.
Stamp Duty

  No Republic of Ireland stamp duty will be payable by Shareholders on the creation of New Shares or B Shares pursuant to the Capital Reorganisation or on the redemption of the B Shares by Vodafone.

6.
Section 811 of the Irish Taxes Consolidation Act 1997

6.1
In certain circumstances, section 811 of the Irish Taxes Consolidation Act 1997 may apply if, having regard to any one or more of (a) the results of the transaction, (b) its use as a means of achieving those results, and (c) any other means by which the results or any part of the results could have been achieved, the Irish Revenue Commissioners form the opinion that:

  •
  the transaction gives rise to, or but for section 811 would give rise to, a tax advantage; and

  •
  the transaction was not undertaken or arranged primarily for purposes other than to give rise to a tax advantage.

6.2
If so, the Irish Revenue Commissioners may make all such adjustments and do all such acts as are just and reasonable to counteract any tax advantage. Vodafone has been advised that section 811 should not apply to Shareholders who receive B Shares in the Capital Reorganisation who subsequently receive the redemption proceeds of those shares or the Initial B Share Dividend.

Any Shareholder who has any doubt about his own taxation position or who is subject to taxation in any jurisdiction other than the United Kingdom, the Republic of Ireland or the United States is strongly recommended to consult his or her independent professional adviser immediately.

Part IX—United States Taxation in Relation to the Return of Capital

The discussion below summarises certain US federal income tax consequences for US Holders (as defined below) subject to Alternative 2: the Initial B Share Dividend and does not describe potential consequences to investors that receive one of the other alternatives described in paragraph 3 of Part I of this document. This Part IX only addresses US Holders that hold their Existing Shares as capital assets and does not address tax consequences applicable to Shareholders subject to special treatment under the US federal income tax laws (for example, dealers or traders in securities or currencies, banks, insurance companies, tax-exempt organisations, partnerships or other pass-through entities, persons who own 10 per cent. or more of the voting stock of Vodafone, persons holding Existing Shares as part of a straddle, hedging, integrated or similar transaction, and persons whose functional currency is not the US dollar). This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in US federal income tax consequences different from those discussed below.

As used in this Part IX, the term "US Holder" means a beneficial owner of Existing Shares (including shares underlying Existing ADRs) that is for US federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for US federal income tax purposes) created or organised in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to US federal income taxation regardless of its source, or (iv) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more US persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a US person.

If a partnership holds Existing Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Existing Shares, you should consult your tax advisers.

This summary assumes that the Deferred Shares will have no value, and therefore receipt of the Deferred Shares will have no consequences for US federal income tax purposes.

Each Shareholder should consult its own tax advisers concerning the US federal income tax consequences in light of its particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

1.
The Initial B Share Dividend

1.1
To the extent paid out of the current or accumulated earnings and profits of Vodafone (as determined under US tax principles), beneficial owners of Existing Shares should be treated as receiving a dividend for US federal income tax purposes upon the receipt of the Initial B Share Dividend and should not be separately taxed upon the receipt of the B Shares, the conversion of Existing Shares into New Shares (except to the extent of any cash received in respect of fractional shares) or the conversion of B Shares into Deferred Shares. Such beneficial owners should generally have the same holding period and basis in the New Shares received as they had in their Existing Shares (except such basis may be reduced to the extent attributable to any fractional shares for which cash is received). However, there is no direct authority addressing the treatment of securities similar to the B Shares or the associated conversion of Existing Shares into New Shares and US Holders should consult their own tax advisers with respect to the appropriate US federal income tax treatment of receiving the Initial B Share Dividend.

1.2
The dividend will be treated as ordinary income from foreign sources. With respect to US Shareholders that do not hold Existing ADRs, the amount of the dividend treated as received will generally equal the US dollar value of the sterling received by you calculated by reference to the exchange rate in effect on the date of the Initial B Share Dividend regardless of whether the sterling is converted into US dollars. If the sterling received is not converted into US Dollars on the date of receipt, such US Shareholders will have a tax basis in the sterling equal to such US dollar value and any gain or loss realised on a subsequent conversion or other disposal of the sterling will be treated as US source ordinary income or loss. Amounts payable to holders of Existing ADRs in respect of the Initial B Share Dividend will be paid in US dollars by the Depositary (less US withholding taxes, if any). For individuals, such dividend will generally be taxed at a reduced maximum tax rate of 15 per cent., subject to certain limitations, including a holding period requirement. Such reduced rate will not be available to Shareholders that elect to treat dividend income as "investment income" pursuant to section 163(d)(4) of the Code or that are obligated to make related payments with respect to positions in substantially similar or related property. Individuals should consult their own tax advisers regarding their eligibility to claim such reduced rate based on their particular circumstances. Such dividend will not be eligible for the dividends received deduction generally allowed to corporations under the Code.

  1.3
  To the extent that the amount of the Initial B Share Dividend exceeds a US Holder's allocable share of Vodafone's current and accumulated earnings and profits, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the Existing Shares (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognised on a subsequent disposition of the New Shares), and the balance in excess of adjusted basis will be taxed as US source capital gain recognised on a sale or exchange. However, Vodafone expects that the distribution will not exceed its current and accumulated earnings and profits.

To ensure compliance with Internal Revenue Service Circular 230, you are hereby notified that any discussion of tax matters set forth herein was written in connection with the promotion or marketing of the transactions or matters addressed herein and was not intended or written to be used, and cannot be used by any person, for the purpose of avoiding tax-related penalties under federal, state or local tax law. You should seek advice based on your particular circumstances from an independent tax adviser.

Part X—Additional Information

1.
Shareholders not resident in the United Kingdom, Ireland or in the United States

Shareholders who are not resident in the United Kingdom, Ireland or the United States or who are citizens, residents or nationals of other countries should consult their professional advisers to ascertain whether the Return of Capital or the subsequent receipt of the Initial B Share Dividend or redemption of the B Shares by them will be subject to any restrictions or require compliance with any formalities imposed by the laws or regulations of, or any body or authority located in, the jurisdiction in which they are resident or to which they are subject. In particular, it is the responsibility of any Shareholder not resident in the United Kingdom, Ireland or the United States or a citizen, resident or national of another country wishing to take receipt of the Initial B Share Dividend or to redeem B Shares or otherwise dispose of any shares in Vodafone to satisfy himself as to full observance of the laws of each relevant jurisdiction in connection with the Return of Capital or any receipt of the Initial B Share Dividend or redemption or subsequent disposal of any shares in Vodafone, including the obtaining of any government, exchange control or other consents which may be required, or the compliance with other necessary formalities needing to be observed and the payment of any issue, transfer or other taxes or duties in such jurisdiction.

The distribution of this document in certain jurisdictions may be restricted by law. Persons into whose possession this document comes should inform themselves about and observe any such restrictions. Neither this document nor any other document issued or to be issued by or on behalf of Vodafone in connection with the issue or redemption of B Shares or the Initial B Share Dividend constitutes an invitation, offer or other action on the part of Vodafone in any jurisdiction in which such invitation, offer or other action is unlawful.

In the event that the Directors are advised that it would or might be in breach of legal or regulatory requirements in any jurisdiction, or Vodafone would or might be required to make filings or take any other action in any jurisdiction as a result of its issuing B Shares to Shareholders who have registered addresses in any overseas jurisdiction or who are citizens, residents or nationals of other countries, it is proposed that the B Shares to which such Shareholders are entitled may be issued to a nominee and then sold with the net proceeds of sale being remitted to such Shareholders.

The above provisions of this paragraph 1 and/or any other terms of redemption of the B Shares relating to overseas Shareholders may be waived, varied or modified as regards specific Shareholders or on a general basis by Vodafone in its absolute discretion.

2.
Registrar and Depositary

Vodafone's Registrar is Computershare Investor Services PLC, PO Box 1075, The Pavilions, Bridgwater Road, Bristol BS99 3FA, United Kingdom.

Vodafone's Depositary under the Deposit Agreement in respect of Vodafone ADRs is The Bank of New York, 101 Barclay Street, New York, NY 10286, United States.

3.
Summary of rights and restrictions attaching to the New Shares and New ADRs

3.1
New Shares

The rights and restrictions attaching to the New Shares will be as set out in the Articles of Association of Vodafone in relation to the Existing Shares but amended as proposed at the EGM. These may be summarised, as regards income, return of capital and voting, as follows:

Income: Subject to the payment of the preferential dividend on the Fixed Rate Shares and the B Share Continuing Dividend, and to the rights attaching to the Deferred Shares and any other share, the holders of the New Shares will be entitled to be paid any profits of Vodafone available for distribution and determined to be distributed. Any dividend payable on the New Shares which has remained unclaimed for 12 years from the date of the resolution declaring that dividend or providing for payment of that dividend will be forfeited and will belong to Vodafone.

  Capital: On a return of capital on a winding up (but in no other circumstances, including a repayment of capital or distribution of assets to Shareholders whether by reduction of capital, redeeming or buying such shares or otherwise) after paying such sums as may be due in priority to the holders of any class of shares in the capital of Vodafone, any further such amount will be paid to the holders of the New Shares rateably according to the amounts paid up or treated as paid up in respect of each New Share.

  Voting: The holders of the New Shares will be entitled in respect of their holding of such shares to receive notice of any general meeting of Vodafone and to attend and vote at any such general meeting. At any such meeting, on a show of hands, every holder of New Shares present in person and every person present who has been duly appointed as a proxy will have one vote, provided that such holder or person is entitled to attend and vote at the general meeting. Where there is a poll, a holder of New Shares who is present in person (or by proxy) who is entitled to be present and to vote has one vote for every share which he holds. All substantive resolutions will only be decided on a poll. All procedural resolutions will be decided by a show of hands of the Shareholders present in person or by proxy, unless a poll is demanded when, or before, the result of the show of hands is declared by the chairman. This is subject to any special rights or restrictions which are given to any class of shares by, or in accordance with, Vodafone's Articles of Association.

  3.2
  New ADRs

  The rights of holders of New ADRs will continue to be defined in the Deposit Agreement, but Vodafone does not expect to vary any of the dividend, voting or other rights set out thereunder or in Vodafone's Articles of Association as a result of the Return of Capital (other than such changes as are necessary or incidental to reflecting a change to the nominal value of the underlying New Shares arising from the Share Capital Consolidation).

4.
Form

The New Shares (including such Shares underlying New ADRs) and the B Shares are not renounceable and will be transferable by an instrument of transfer in usual or common form or in any such form as the Directors may approve. The New Shares, New ADRs and the B Shares will be in registered form. Vodafone will apply for the New Shares and the B Shares to be admitted to CREST with effect from Admission. Accordingly, settlement of transactions in the New Shares and the B Shares may take place within the CREST system in respect of general market transactions. The New ADRs will be eligible for clearing and settlement through DTC; however, the New Shares and B Shares will not be so eligible.

5.
CREST

In order to facilitate Elections for the B Share Alternatives via CREST, the B Shares will, for the purposes of settlement in CREST only, be designated as "interim B Shares" under the ISIN GB00B16GWN54 for the period from 31 July 2006 until 3 August 2006. During this period CREST holders will have their accounts credited with "interim B Shares" to allow them to elect electronically through the CREST system. From 7 August 2006, the B Shares will, for the purposes of dealings and settlement in CREST, be designated as "B Shares" under the ISIN GB00B16GWM48.

Accordingly, on 7 August 2006 those CREST holders who have elected to retain B Shares will have their CREST accounts credited with the "B Shares" under the new ISIN GB00B16GWM48.

If the Existing Shares to which any election made on the enclosed Election Form relates are currently held in certificated form and are subsequently dematerialised into CREST before 3.00 p.m. on 1 August 2006 (or such later time and/or date as the Directors may determine), any instruction given by the submission of an Election Form will become ineffective. Shareholders who subsequently hold their B Shares in CREST will need to submit a valid USE instruction in place of the submitted Election Form by 3.00 p.m. on Thursday, 3 August 2006.

If the Existing Shares to which any USE instruction relates are currently held in CREST and are subsequently rematerialised into certificated form before 3.00 p.m. on 1 August 2006 (or such later time and/or date as the Directors may determine), any USE instruction given will become ineffective. Shareholders who subsequently hold their B Shares in certificated form will need to submit a valid Election Form bearing details of the new shareholding account by 3.00 p.m. on Thursday, 3 August 2006. Additional Election Forms can be obtained by telephoning Computershare on 0870 702 0198 (or if calling from outside the United Kingdom +44 870 702 0198) between 8.30 a.m. and 5.30 p.m. on any Business Day.

For holders of Existing Shares (other than US Shareholders):

Electing for Alternative 1: Initial Redemption

Shareholders (other than US Shareholders) who hold interim B Shares in CREST who wish to accept Alternative 1: Initial Redemption in respect of all of their B Shares need take no action. If you do not return a USE Instruction you will automatically be deemed to have accepted the Initial Redemption alternative in respect of all of your B Shares.

If you hold interim B Shares in CREST and wish to elect for Alternative 1: Initial Redemption in respect of some of your B Shares you should use the procedure below to elect for Alternative 3: Future Redemption for the balance of your B Shares, after your CREST account has been credited on 31 July 2006 (or such other date as the Directors may determine), and you will be deemed to have elected for Alternative 1: Initial Redemption in respect of the remaining B Shares. If you are a CREST sponsored member, you should refer to your CREST sponsor before taking any action. Your CREST sponsor will be able to confirm details of your participant ID and the member account ID under which your B Shares are held. In addition, only your CREST sponsor will be able to send the USE instruction to CRESTCo in relation to your B Shares.

Electing for Alternative 2: Initial B Share Dividend

If you hold interim B Shares in CREST and wish to elect for Alternative 2: Initial B Share Dividend in respect of all of your B Shares you should use the following procedure after your CREST account has been credited on 31 July 2006 (or such other date as the Directors may determine). The prescribed election form is a USE instruction. If you are a CREST sponsored member, you should refer to your CREST sponsor before taking any action. Your CREST sponsor will be able to confirm details of your participant ID and the member account ID under which your B Shares are held. In addition, only your CREST sponsor will be able to send the USE instruction to CRESTCo in relation to your B Shares.

The USE instruction must be properly authenticated in accordance with CRESTCo's specifications and must contain, in addition to the other information that is required for settlement in CREST, the following details:

(a)
the number of interim B Shares to which the election for the Initial B Share Dividend relates;

(b)
the participant ID of the holder of the interim B Shares;

  (c)
  the member account ID of the holder of the interim B Shares from which interim B Shares are to be debited;

  (d)
  the participant ID of Computershare. This is 3RA06;

  (e)
  the member account ID of Computershare. This is DIVIDEND;

  (f)
  the ISIN of the interim B Shares. This is GB00B16GWN54;

  (g)
  the Intended Settlement Date. This must be by 3.00 p.m. on Thursday, 3 August 2006;

  (h)
  the corporate action number. This is allocated by CRESTCo and can be found by viewing the relevant corporate action details in CREST; and

  (i)
  input with standard delivery instruction priority of 80.

In order for an uncertificated election to be valid, the USE instruction must comply with the requirements as to authentication and contents set out above and must settle by 3.00 p.m. on Thursday, 3 August 2006.

CREST members and (where applicable) their CREST sponsors should note that the last time at which a USE Instruction may settle is 3.00 p.m. on Thursday, 3 August 2006.

Electing for Alternative 3: Future Redemption

If you hold interim B Shares in CREST and wish to elect for Alternative 3: Future Redemption in respect of some or all of your B Shares you should use the following procedure after your CREST account has been credited on 31 July 2006 (or such other date as the Directors may determine). The prescribed election form is a USE instruction which, on its settlement, will have the effect of crediting a stock account of Computershare under the participant ID and member account ID specified below, with the number of B Shares to be retained. If you are a CREST sponsored member, you should refer to your CREST sponsor before taking any action. Your CREST sponsor will be able to confirm details of your participant ID and the member account ID under which your B Shares are held. In addition, only your CREST sponsor will be able to send the USE instruction to CRESTCo in relation to your B Shares.

The USE instruction must be properly authenticated in accordance with CRESTCo's specifications and must contain, in addition to the other information that is required for settlement in CREST, the following details:

(a)
the number of interim B Shares to which the election for Future Redemption relates;

(b)
the participant ID of the holder of the interim B Shares;

(c)
the member account ID of the holder of the interim B Shares from which interim B Shares are to be debited;

(d)
the participant ID of Computershare. This is 3RA06;

(e)
the member account ID of Computershare. This is RETAIN;

(f)
the ISIN of the interim B Shares. This is GB00B16GWN54;

(g)
the Intended Settlement Date. This must be by 3.00 p.m. on Thursday, 3 August 2006;

(h)
the corporate action number. This is allocated by CRESTCo and can be found by viewing the relevant corporate action details in CREST; and

(i)
input with standard delivery instruction priority of 80.

In order for an uncertificated election to be valid, the USE instruction must comply with the requirements as to authentication and contents set out above and must settle by 3.00 p.m. on Thursday, 3 August 2006.

CREST members and (where applicable) their CREST sponsors should note that the last time at which a USE instruction may settle is 3.00 p.m. on Thursday, 3 August 2006.

Making a Future Redemption

Shareholders who hold B Shares in CREST and who wish to redeem some or all of their B Shares on a Future Redemption Date should use the procedure set out below. The prescribed form is a USE instruction. If you are a CREST sponsored member, you should refer to your CREST sponsor before taking any action. Your CREST sponsor will be able to confirm details of your participant ID and the member account ID under which your B Shares are held. In addition, only your CREST sponsor will be able to send the USE instruction to CRESTCo in relation to your B Shares.

The USE instruction must be properly authenticated in accordance with CRESTCo's specifications and must contain, in addition to the other information that is required for settlement in CREST, the following details:

(a)
the number of B Shares to be redeemed;

(b)
the participant ID of the holder of the B Shares;

(c)
the member account ID of the holder of the B Shares from which the B Shares are to be debited;

(d)
the participant ID of Computershare. This is ORA32;

(e)
the member account ID of Computershare. This is VODAFONE;

(f)
the ISIN of the B Shares. This is GB00B16GWM48;

(g)
the Intended Settlement Date. This must be on or before 5.00 p.m. on 21 January or 21 July in any calendar year up to 21 July 2008;

(h)
the corporate action number. This is allocated by CRESTCo Limited and can be found by viewing the relevant corporate action details in CREST; and

(i)
input with standard delivery instruction priority of 80.

If B Shares are dematerialised into CREST (or rematerialised into certificated form) before

•
5.00 p.m. on 21 January (or such later date as the directors of Vodafone may determine) in a calendar year in the case of a Future Redemption of B Shares then in issue on 5 February (or, if not a Business Day, the next Business Day (without any interest or payment in respect of the delay)) in the following calendar year until 5 August 2008; or

•
5.00 p.m. on 21 July (or such later date as the directors of Vodafone may determine) in a calendary year in the case of a Future Redemption of B Shares then in issue on 5 August (or, if not a Business Day, the next Business Day (without any interest or payment in respect of the delay)) in such calendar year until 5 August 2008, any prior instruction given by the submission of a Future Redemption Form or USE instruction (as applicable) will become ineffective. In any of the above cases it will be necessary for a further Future Redemption Form or USE instruction bearing details of the new shareholding account to be completed, (in the case of a USE instruction) authenticated and submitted in place of the original before the above specified closing times. A replacement Future Redemption Form can be obtained by telephoning Computershare on 0870 702 0198 (or if calling from outside the United Kingdom +44 870 702 0198) between 8.30 a.m. and 5.30 p.m. on any business day.

For US Shareholders:

You will only be eligible to receive the Initial B Share Dividend and, as a result, do not need to take any action.

6.
General

All questions as to validity, form and eligibility in relation to an Election or Future Redemption Form will be determined by Vodafone (which may delegate this power in whole or in part to its Registrar) and such determination will be final and binding.

No authority conferred by or agreed to by execution of an Election or Future Redemption Form will be affected by, and all such authority will survive, the death or incapacity of the Shareholder executing such form. All obligations of such Shareholder will be binding upon the heirs, personal representatives, successors and assigns of such Shareholder.

The B Shares and the New Shares have not been and will not be issued to the public for cash through the London Stock Exchange. The B Shares will be in registered form, but may be settled through CREST.

As at 2 June 2006 (being the latest practicable date prior to the printing of this document), Vodafone holds 6,112,216,732 Existing Shares in treasury which represent 10.2 per cent. of the total ordinary share capital in issue (excluding those shares held in treasury). B Shares will be issued to Vodafone in respect of the Existing Shares which it holds in treasury. However, Vodafone will not receive any amount in respect of the Return of Capital in relation to such B Shares as it will elect for the Initial B Share Dividend and then waive its entitlement to such dividend.

7.
Revocation or Withdrawal of Election

Elections for the Initial Redemption or Future Redemption alternatives in respect of your B Shares may be revoked or withdrawn at any time prior to the end of the Election Period. Thereafter, such an Election is irrevocable. However, if the Election Period is extended and there is a delay in Vodafone making any payment in respect of the B Shares, or if it is not possible for Vodafone to make any payment in respect of the B Shares as provided, for any reason, then, without prejudice to the rights of Vodafone under the Return of Capital, Vodafone or the Registrar will retain all B Shares, and any Election in respect of such B Shares may not be revoked or withdrawn, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the offer.

Revocation or Withdrawal of Election

For a revocation or withdrawal of Election to be effective, an original notice of withdrawal signed by the person(s) who made the relevant Election must:

•
be received by the Registrar by 3.00 p.m. on 3 August 2006 at its address set out on the Election form; and

•
specify the name(s) of the person(s) who made the Election to be revoked or withdrawn and the number of B Shares subject to the Election.

In the case of Elections made through a bank, broker, nominee or custodian, upon receipt of a valid notice of withdrawal, Vodafone will cause the Registrar to take any actions required to be taken by it to permit the removal of the block on the B Shares in respect of which the Election has been revoked or withdrawn. Shareholders should contact the bank, broker, nominee or custodian through which they redeemed their B Shares to determine what actions, if any, the bank, broker, nominee or custodian may need to take to assure the removal of the block on the B Shares in respect of which the Election has been revoked or withdrawn.

General

Revocations or withdrawals may not be rescinded and B Shares in respect of which the Election has been revoked or withdrawn will thereafter be deemed not to be subject to any valid Election for any of the B Share Alternatives; however, in such instances, B Shares will be defaulted back into the Initial Redemption alternative.

Vodafone will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in its discretion, and such determination will be final and binding. Vodafone also reserves the absolute right to waive any defect or irregularity in the revocation or withdrawal of an Election and such determination will be binding on the relevant Shareholder. Neither Vodafone nor any other person will be under any duty to give notification of any defect or irregularity in any notice of revocation or withdrawal or incur any liability for failure to give any such notification.

8.
Consents

UBS Limited has given and not withdrawn its written consent to the issue of this document with the inclusion of its name in the form and context in which it appears.

Goldman Sachs International has given and not withdrawn its written consent to the issue of this document with the inclusion of its name in the form and context in which it appears.

9.
Documents available for inspection

Copies of the following documents will be available for inspection during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) at the offices of Linklaters, One Silk Street, London EC2Y 8HQ and at the registered office of Vodafone, Vodafone House, The Connection, Newbury, Berkshire RG14 2FN from the date of this document up to and including the date of the EGM and will also be available for inspection at the EGM:

(a)
the Memorandum and Articles of Association of Vodafone;

(b)
the Articles of Association of Vodafone as it is proposed they should be amended as a result of the Capital Reorganisation;

(c)
this document; and

(d)
the consent letters referred to in paragraph 8 of this Part X.

Part XI—Definitions

"Admission"	means the admission of the New Shares to the Official List becoming effective in accordance with the Listing Rules and the admission to trading of such shares on the main market of the London Stock Exchange becoming effective in accordance with the rules of the London Stock Exchange;
"ADR Effective Date"	means 3.00 p.m. on 18 July 2006 or such other date as is established by the Depositary for the record date applicable to holders of Existing ADRs in the context of the Return of Capital;
"ADR Proxy Card"	means the voting and proxy card for use by holders of ADRs (which may include either Existing ADRs or New ADRs, as the context may require) to vote at the Extraordinary General Meeting;
"ADRs"	means American Depositary Receipts of Vodafone issued under the Deposit Agreement evidencing ADSs (which may include either Existing ADRs or New ADRs, as the context may require);
"ADSs"	means American Depositary Shares, each representing 10 Existing Shares, evidenced by ADRs;
"Agent Institution"	means a bank, broker, nominee, custodian or financial institution acting on behalf of ADR holders with respect to DTC;
"B Share Alternatives"	means the alternatives of the Initial B Share Dividend, Initial Redemption or Future Redemption;
"B Share Continuing Dividend"
means the non-cumulative preferential dividend payable on a Dividend Payment Date in relation to each B Share at the rate (on the nominal value thereof) of 75 per cent. of Sterling LIBOR calculated in accordance with the proposed amendments to the Articles of Association of Vodafone;
"B Share Dividend Calculation Period"
means each six-month period within the Future Redemption Period ending on either 4 February or 4 August used for the calculation of the B Share Continuing Dividend on the B Shares (for the avoidance of doubt dividend calculations are based on an actual 365 day basis), the first such period commencing on 5 August 2006 and ending on 4 February 2007 provided that B Shares which are redeemed on the First Redemption Date or converted into Deferred Shares on 7 August 2006 will not qualify for the payment of any B Share Continuing Dividend;
"B Shares"	means redeemable non-cumulative preference shares of 15 pence each in the capital of Vodafone;

"Bonus Issue"	means the proposed issue of B Shares to be issued to Qualifying Holders on the basis of one B Share for each Existing Share held at the Record Date;
"Business Day"
means a day (other than a Saturday, Sunday or public holiday) on which pounds sterling deposits may be dealt in on the London inter-bank market and commercial banks are open for general business in London;
"Capital Reorganisation"	means the Bonus Issue together with the Share Capital Consolidation;
"Companies Act"	means the Companies Act 1985, as amended;
"Computershare" or "Registrar"	means Computershare Investor Services PLC;
"CREST"	means the relevant system (as defined in the Uncertificated Securities Regulations 2001) in respect of which CRESTCo is the Operator (as defined in such regulations);
"CRESTCo"	means CRESTCo Limited, the operator of CREST;
"CUSIP"	means the Committee on Uniform Securities Identification Procedures;
"Deferred Shares"	means the unlisted deferred shares of 15 pence each, the rights and restrictions attached to which are summarised in Part VI of this document;
"Deposit Agreement"	means the deposit agreement dated 12 October 1988, as amended, among Vodafone, the Depositary and owners and beneficial owners of ADRs issued thereunder;
"Depositary"	means The Bank of New York, as depositary, under the Deposit Agreement;
"Direct Registration System"
means a service provided by The Bank of New York and which is standard within the securities industry, allowing ADRs to be owned and recorded electronically without the owner having an ADR certificate;
"Directors"	means the directors of Vodafone;
"Dividend Payment Dates"
means 5 February and 5 August in each year within the Future Redemption Period (or, if not a Business Day, the next Business Day (without any interest or payment in respect of the delay)) and "Dividend Payment Date" will be construed accordingly;
"DTC"	means The Depository Trust Company;
"EGM Proxy Form"	means the proxy form enclosed with this document for use by Shareholders in connection with the EGM;
"Election"	means an election for one of the B Share Alternatives made either by completing, signing and returning an Election Form, or by submitting USE instructions through CREST;

"Election Form"	means the form enclosed with this document by which a Shareholder (other than a US Shareholder) may choose one of the B Share Alternatives;
"Election Period"	means the period from the date of this document up to and including 3.00 p.m. on 3 August 2006, being the latest time for receipt of Elections;
"Exchange Act"	means the US Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;
"Existing ADRs"	means ADRs in existence prior to the Share Capital Consolidation;
"Existing Shares"	means ordinary shares with a nominal value of 10 cents each in the capital of Vodafone, prior to the Share Capital Consolidation;
"Extraordinary General Meeting" or "EGM"	means the extraordinary general meeting of Vodafone to be held on 25 July 2006;
"First Redemption Date"	means 4 August 2006, being the date on which it is expected that B Shares will be redeemed by Vodafone in respect of valid Elections received by 3.00 p.m. on 3 August 2006;
"Fixed Rate Shares"	means the 7 per cent. cumulative fixed rate shares of £1 each in Vodafone;
"FSA"	means the Financial Services Authority acting in its capacity as the competent authority for listing in the United Kingdom for the purposes of Part VI of the Financial Services and Markets Act 2000;
"Future Redemption"	means the redemption of B Shares on any Future Redemption Date;
"Future Redemption Date"	means 5 February and/or 5 August in any calendar year within the Future Redemption Period;
"Future Redemption Form"
means the form, printed on the reverse of each B Share certificate, by means of which Shareholders holding their B Shares in certificated form may elect to have their B Shares redeemed on a Future Redemption Date;
"Future Redemption Period"	means the period beginning on 5 August 2006 and ending on 4 August 2008;
"Global BuyDIRECT Plan"	means a direct share acquisition plan that allows both existing and new investors to acquire ADRs in Vodafone;
"Initial B Share Dividend"	means the dividend of 15 pence per B Share;
"Initial Redemption"	means the redemption of the B Shares on the First Redemption Date;
"Listing Rules"	means the listing rules made by the FSA for the purposes of Part VI of the Financial Services and Markets Act 2000, as amended;

"London Stock Exchange"	means London Stock Exchange plc;
"New ADRs"	means ADRs in existence following the Capital Reorganisation;
"New Shares"	means, following the Share Capital Consolidation, ordinary shares of 11 3/7 cents each in the capital of Vodafone and "New Share" will be construed accordingly;
"Official List"	means the Official List maintained by the FSA for the purposes of Part VI of the Financial Services and Markets Act 2000, as amended;
"Qualifying Holders"	means holders of Existing Shares on (or deemed to be on) the register of members on the Record Date and holders of Existing ADRs on the ADR Record Date;
"Record Date"	means 9.30 p.m. on 28 July 2006 (or such other date as the Directors of Vodafone may determine);
"Regulatory Information Service"	means a regulatory information service approved by the FSA and on the list of regulatory information services maintained by the FSA;
"Return of Capital"
means the transaction comprising the Capital Reorganisation and the return of 15 pence per Existing Share held by each Qualifying Holder by way of the Initial B Share Dividend, Initial Redemption or Future Redemption;
"SEC"	means the US Securities and Exchange Commission;
"Securities Act"	means the US Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;
"Share Capital Consolidation"	means the sub-division and consolidation of the Existing Shares in the manner set out in paragraph (c) of the Special Resolution in the notice convening the EGM set out at the end of this document;
"Share Consolidation Letter of Transmittal"
means the consolidation letter of transmittal that holders of certificated Existing ADRs must return to the Depositary accompanied by their certificated Existing ADRs in order to receive any proceeds of the Initial B Share Dividend or to be registered as the owner of New ADRs following the Capital Reorganisation;
"ShareGift"	means The Orr Mackintosh Foundation Ltd, 46 Grosvenor Street, London W1K 3HN, United Kingdom. Registered Charity No. 1052686
"Shareholder(s)"	means the holder(s) of Existing Shares and/or New Shares (including those underlying Existing ADRs or New ADRs, respectively) and/or B Shares, as the context may require;
"Special Resolution"	means the special resolution to be proposed at the Extraordinary General Meeting as set out in the notice of Extraordinary General Meeting at the end of this document;

"Sterling LIBOR"
means the rate for six-month deposits in pounds sterling for a period of designated maturity which appears on the Reuters screen ISDA page (or such other page or service as may replace it for the purpose of displaying London inter-bank offered rates of leading banks for pound sterling deposits as determined by Vodafone) as at 11.00 a.m. on the first Business Day of each B Share Dividend Calculation Period;
"US" or "United States"	means the United States of America, its territories, possessions, any state of the United States of America and the District of Columbia;
"US Shareholders"	means Shareholders (beneficial or otherwise) who have an address in the United States on Vodafone's in the United States;
"USE instruction"	means an Unmatched Stock Event instruction;
"Vodafone"	means Vodafone Group Plc;
"Vodafone Employee Share Plans"
means The Vodafone Global Incentive Plan;
The Vodafone Group Plc Long Term Stock Incentive Plan;
The Vodafone Group Short Term Incentive Plan;
The Vodafone Group 1998 Sharesave Scheme;
The Vodafone Group 1998 Executive Share Option Scheme;
The Vodafone Group 1998 Company Share Option Scheme;
The Vodafone Group Long Term Incentive Plan;
The Vodafone Share Incentive Plan 2000;
The Vodafone AirTouch 1999 Employee Stock Purchase Plan; and
The Vodafone Pacific Limited Share Purchase Plan; and
"Vodafone Japan"	means Vodafone K.K.

Part XII—Notice of Extraordinary General Meeting

Vodafone Group Plc
("Vodafone")
(Registered in England and Wales—No. 1833679)

NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting ("EGM") of Vodafone will be held at the Queen Elizabeth II Conference Centre, Broad Sanctuary, London SW1 on 25 July 2006, at 10.45 a.m. to consider and, if thought fit, pass the following special resolution:

Special Resolution

THAT, conditional on the admission to the Official List (as defined in the circular to Shareholders issued by Vodafone and dated 13 June 2006 (the "Circular")) (in accordance with the Listing Rules (as defined in the Circular)) and to trading on the London Stock Exchange plc's main market for listed securities (in accordance with the rules of the London Stock Exchange plc) by 8.00 a.m. on 31 July 2006 (or such later time and/or date as the directors of Vodafone (the "Directors") may determine) of ordinary shares of 11 3/7 cents each becoming effective:

  (a)
  the authorised share capital of Vodafone be and is hereby increased from £50,000 and US$7,800,000,000 to £9,990,050,000 and US$7,800,000,000 by the creation of 66,600,000,000 B Shares of 15 pence each having the rights and privileges and being subject to the restrictions contained in the Articles of Association of Vodafone as amended by paragraph (e) below, a summary of such rights and restrictions being set out in Part V of the Circular;

  (b)
  the Directors be and are hereby authorised to capitalise a sum not exceeding £9,990,000,000 standing to the credit of Vodafone's share premium account and to apply such sum in paying up in full 66,600,000,000 B Shares of 15 pence each and are hereby authorised pursuant to Section 80 of the Companies Act 1985 (as amended) to allot and issue up to 66,600,000,000 B Shares each credited as fully paid up to the holders of the ordinary shares in Vodafone (the "Existing Shares") on the register of members of Vodafone (or treated as being on the register of members of Vodafone in accordance with Article 159.2 of the Articles of Association of Vodafone) at 9.30 p.m. on 28 July 2006 (or such other time and/or date as the Directors may determine) on the basis of one B Share for each Existing Share held, provided that the authority hereby conferred shall expire at the conclusion of the Annual General Meeting of Vodafone to be held in 2007 or within 15 months from the date of the passing of this resolution if earlier and so that such authority shall be in addition to and without prejudice to the unexercised portion of the authority conferred upon the Directors pursuant to any resolution passed prior to or on the same date as this EGM;

  (c)
  each Existing Share as shown in the register of members of Vodafone at 9.30 p.m. on 28 July 2006 (or such other time and/or date as the Directors may determine) shall be and is hereby sub-divided into 7 shares of 1 3/7 cents each and forthwith upon such sub-division every 8 shares of 1 3/7 cents each resulting from such sub-division shall be and are hereby consolidated into one share of 11 3/7 cents (a "New Share" and together the "New Shares"), provided that no member shall be entitled to a fraction of a share following the subdivision and consolidation and all fractional entitlements arising out of such sub-division or consolidation shall be aggregated into shares of 11 3/7 cents and the ordinary shares of 11 3/7 cents each so arising shall be valued at the closing mid-market price for an Existing Share on the London Stock Exchange plc on 28 July 2006. Vodafone shall then determine the value of the fractional entitlements to which members would otherwise be entitled, and (i) all fractional entitlements with a value of more than £1.00 shall be aggregated and sold and the net proceeds of sale distributed in due proportion among those members who would otherwise be entitled to such fractional entitlements and (ii) all fractional entitlements with a value of less than £1.00 shall be aggregated and retained by Vodafone and donated to the charity ShareGift (registered charity 1052686);

  (d)
  following the capitalisation issue referred to in paragraph (b) above and the sub-division and consolidation referred to in paragraph (c) above, all authorised but unissued Existing Shares (up to such number as will result in a whole number of New Shares) be and are hereby sub-divided into 7 shares of 1 3/7 cents each and forthwith upon such sub-division every 8 shares of 1 3/7 cents each resulting from such sub-division shall be and are hereby consolidated into one share of 11 3/7 cents; and

  (e)
  the Articles of Association set out in the printed document produced to the meeting and initialled for the purpose of identification by the Chairman be adopted as the Articles of Association of Vodafone in substitution for and to the exclusion of the existing Articles of Association.

By order of the Board,
Stephen Scott
Company Secretary
13 June 2006
Registered office: Vodafone House
The Connection
Newbury
Berkshire RG14 2FN:

Notes:

1.
A member entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of him/her. A proxy need not also be a member of Vodafone. Shareholders who have lodged a proxy (whether by post, via the Internet, by submitting a CREST message (if applicable) or by telephone to the dedicated Vodafone Proxy Voting Line) are not precluded from attending and voting at the meeting.

2.
Shareholders who hold shares in Vodafone in uncertificated form must be entered on Vodafone's Register of Members not later than 48 hours before the time of the EGM in order for them to attend and vote at the meeting.

3.
Copies of the Company's existing Articles of Association as proposed to be amended by the special resolution set out above will be available for inspection at the registered office of the Company during normal business hours on any weekday (excluding Saturday) from the date of the Notice until the date of the EGM and will also be available at the Queen Elizabeth II Conference Centre, Broad Sanctuary, London SW1 from 10.15 a.m. on the date of the EGM until the conclusion of the EGM.

4.
A Shareholder that is a company or other organisation not having a physical presence cannot attend in person and must therefore appoint someone to represent it. Company law provides for two alternative methods by which this can be done; the appointment of a proxy (described above) or a corporate representative. Shareholders considering the appointment of a corporate representative are recommended to check their legal position and also view the Company's Articles of Association available on www.vodafone.com. Corporate representatives seeking to attend the EGM are recommended to pre-register with the Registrar, Computershare Investor Services PLC, and then arrive at the registration desks in good time before the start of the meeting, particularly if representing a number of different holdings. Typically this might need to be at least 30 minutes before the start of the EGM.

This page is intentionally left blank

Printed by Butler and Tanner in accordance with the ISO 14001 environmental management system using vegetable-based inks.

By undertaking all printing, binding and mailing within a 24 mile radius, further environmental savings in terms of transport and energy are achieved. All the steps we have taken demonstrate our commitment to making sustainable choices.

Produced by Barrett Howe Plc

Vodafone Group Plc
Vodafone House
The Connection
Newbury
Berkshire
RG14 2FN
United Kingdom

Registered in England No. 1833679

Tel: +44 (0)1635 33251
Fax: +44 (0)1635 45713
www.vodafone.com

Printed in the United Kingdom

QuickLinks

  Exhibit 99.(a)(1)